CONFIDENTIAL	EXECUTION COPY
Exhibit 10.4
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
AMENDED AND RESTATED
COLLABORATION AGREEMENT
BY AND BETWEEN
ALNYLAM PHARMACEUTICALS, INC.
AND
MEDTRONIC, INC.

i

Schedules
Schedule 1.4	Alnylam Patent Rights
Schedule 1.42	Listed or Approved Third Party Agreements
Schedule 3.1(d)	Existing Third Party Contractual Obligations of Alnylam
Schedule 3.2(d)	Existing Third Party Contractual Obligations of Medtronic
Schedule 4.3(h)	Payments Under Listed or Approved Third Party Agreements

Exhibits
Exhibit A	siRNA Supply Agreement Principal Terms
Exhibit B	Press Release
Exhibit C	Permitted Disclosures
Exhibit D	Device Supply Agreement Principal Terms

AMENDED AND RESTATED COLLABORATION AGREEMENT
     This Amended and Restated Collaboration Agreement (this “Agreement”) is entered into as of the 27th day of July, 2007 (the “Restatement Date”), by and between Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”), and Medtronic, Inc., a corporation organized and existing under the laws of the State of Minnesota and having its principal office at 710 Medtronic Parkway, Minneapolis, Minnesota 55432 (“Medtronic”).
INTRODUCTION
     1. Alnylam is engaged in the business of discovering and developing siRNA-based therapeutics.
     2. Medtronic is engaged in the business of developing and marketing medical devices.
     3. On the Effective Date, Alnylam and Medtronic entered into a Collaboration Agreement (as amended prior to the Restatement Date, the “Original Collaboration Agreement”), pursuant to which Alnylam and Medtronic agreed to collaborate on the discovery, development, manufacture and commercialization of siRNA-based therapeutics for the treatment of certain diseases using implanted infusion devices for the direct delivery of siRNAs to the human nervous system.
     4. Alnylam and Medtronic now desire to amend and restate the Original Collaboration Agreement to reflect their joint determination to commence and carry out the Initial Product Development Program and to otherwise modify the terms of their collaboration on the discovery, development, manufacture and commercialization of siRNA-based therapeutics as set forth herein.
     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Medtronic hereby amend and restate the Original Collaboration Agreement in its entirety as follows:
Article I
Definitions
     When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:
     Section 1.1 “Affiliate”. Affiliate of a specified Person shall mean any Person that controls, is controlled by, or is under common control with such Person. For purposes of this Section 1.1 and Section 9.3, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.
     Section 1.2 “Alnylam Intellectual Property”. Alnylam Intellectual Property shall mean Alnylam Know-How and Alnylam Patent Rights, collectively.
     Section 1.3 “Alnylam Know-How”. Alnylam Know-How shall mean any Know-How, other than Know-How related to [**] and other than Program Know-How, that is (a) developed or acquired by Alnylam prior to or during the Collaboration Term, (b) used to Discover, Develop, manufacture or Commercialize Alnylam siRNAs, Medtronic Devices and/or Licensed Products, and (c) Controlled by Alnylam and (i) used by Alnylam in the Collaboration Program and/or (ii) identified during a Product Development Program as Know-How that will be used in the Commercialization of Licensed Products to be Developed in such Product Development Program.
     Section 1.4 “Alnylam Patent Rights”. Alnylam Patent Rights shall mean any Patent Rights Controlled by Alnylam and Covering Alnylam Know-How, including those Patent Rights set forth on Schedule 1.4, but excluding Alnylam’s interest in Program Patent Rights. The Parties acknowledge that Schedule 1.4 attached as of the Restatement Date is identical to Schedule 1.5 of the Original Collaboration Agreement and has not been modified since the Effective Date. Alnylam will provide Medtronic with an update to Schedule 1.4 within thirty (30) days after the Restatement Date.
     Section 1.5 “Alnylam siRNA”. Alnylam siRNA shall mean any siRNA (a) the Discovery, Development, manufacture, Commercialization or other use of which uses Alnylam Know-How or Program Know-How or is Covered by Alnylam Patent Rights or Program Patent Rights and (b) that is made available or approved by Alnylam’s JRDC Representatives for Development in the Collaboration Program. Subject to Alnylam’s further development obligations pursuant to the siRNA Supply Agreement, if Alnylam opts out of a Product Development Program pursuant to Section 2.4(a), the Alnylam siRNAs with respect to the Licensed Product being developed in such Product Development Program shall be the Alnylam siRNAs made available by Alnylam’s JRDC Representatives for use in the Development of a Licensed Product in such Development Program prior to such opt-out.
     Section 1.6 “Blocking Third Party Intellectual Property”. Blocking Third Party Intellectual Property shall mean, on a Licensed Product-by-Licensed Product and country-by-country basis, Valid Claims that (a) were not Controlled by Medtronic or by Alnylam as of the Restatement Date, (b) are not acquired or licensed by Medtronic or Alnylam, or any of their Affiliates, from a Third Party after the Restatement Date pursuant to a Section 2.5(d)(iii) [**] Agreement, and (c) Cover the manufacture or use of an siRNA or a Device contained in or used in such Licensed Product in such country. For the avoidance of doubt, Valid Claims Controlled by Alnylam or Medtronic under a [**] shall not constitute Blocking Third Party Intellectual Property.
     Section 1.7 “[**] shall mean achievement of [**] criteria, determined pursuant to Section 2.3(a), for a Product Development Program as constituting reasonable evidence of [**].

     Section 1.8 “Collaboration Program”. Collaboration Program shall mean the research and development program performed by the Parties pursuant to the Original Collaboration Agreement and to be performed by the Parties pursuant to this Agreement, to Develop Licensed Products.
     Section 1.9 “Collaboration Term”. Collaboration Term shall mean the period commencing on the Effective Date and ending on the earliest of (a) the expiration or termination of all Product Development Terms, (b) the date (if any) on which the Collaboration Term is terminated by mutual written agreement of the Parties and (c) the date of termination of this Agreement in accordance with the provisions hereof.
     Section 1.10 “Commercialization” or “Commercialize”. Commercialization or Commercialize shall mean any activities directed to marketing, promoting, distributing, importing, offering to sell, and/or selling a product, whether before or after Regulatory Approval for such product has been obtained.
     Section 1.11 “Commercializing Party”. Commercializing Party shall mean, with respect to each Licensed Product and each country in the Territory, Medtronic, unless and until Alnylam becomes the Commercializing Party for such Licensed Product in such country due to (a) the exercise by Medtronic of its opt-out right pursuant to Section 2.4(b) or (b) Alnylam’s termination of Medtronic’s license rights relating to such Licensed Product in such country pursuant to Section 8.2.
     Section 1.12 “Commercially Reasonable Efforts”. Commercially Reasonable Efforts shall mean the efforts, expertise and resources normally used by a Party to Discover, Develop, manufacture and Commercialize a product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, difficulty in developing the product or compound, competitiveness of the marketplace for the product, the proprietary position of the compound or product, the regulatory structure involved, the availability and level of reimbursement for such treatment by Third Party payors or health insurance plans, the potential total profitability of the applicable product(s) marketed or to be marketed and other relevant factors affecting the cost, risk and timing of Development and the total potential reward to be obtained if a product is Commercialized. The Parties agree that Commercially Reasonable Efforts shall not require a Party to expend efforts, expertise and resources that such Party would not normally expend to Discover, Develop, manufacture and Commercialize a product or compound owned by it or to which it has rights, taking into account the foregoing factors.
     Section 1.13 “Confidential Information”. Confidential Information of a Party shall mean all Know-How or other information that is of a confidential and proprietary nature to such Party. Confidential Information includes Know-How or other information (whether or not patentable) regarding a Party’s technology, products, business information or objectives and reports and audits under Section 4.7, and all biological materials of a Party. Notwithstanding the foregoing, Confidential Information shall not include Know-How or other information that:
          (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party as demonstrated by contemporaneous written records; or

          (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of such Know-How or other information and not bound by confidentiality obligations to the disclosing Party; or
          (c) either before or after the date of the disclosure to the receiving Party or its Affiliates is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the receiving Party or its Affiliates; or
          (d) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information of the disclosing Party as demonstrated by contemporaneous written records.
     Section 1.14 “Control” or “Controlled”. Control or Controlled, with respect to any (a) Know-How or other information or materials or (b) intellectual property right, shall mean the possession (whether by license or ownership) by a Party of the ability to grant to the other Party access and/or a license as provided herein without violating the terms of any agreement with any Third Party existing as of the Effective Date or thereafter during the term of the Original Collaboration Agreement or this Agreement.
     Section 1.15 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered, with respect to a product or technology, shall mean that, but for a license granted to a Person under a Valid Claim included in the Patent Rights under which such license is granted, the Discovery, Development, manufacture, Commercialization and/or other use of such product or practice of such technology by such Person would infringe such Valid Claim.
     Section 1.16 “CPI”. CPI shall mean the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.
     Section 1.17 “Develop” or “Development”. Develop or Development shall mean preclinical and clinical siRNA and/or Device development activities, including test method development and stability testing, Device design, siRNA-Device compatibility testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval and registration.
     Section 1.18 “Development Candidate”. Development Candidate shall mean an Alnylam siRNA that is designated as a Development Candidate by mutual agreement of the Parties.
     Section 1.19 “Development Costs”. Development Costs shall mean FTE Costs incurred and costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by either Party after the Restatement Date, in the performance of Development responsibilities assigned to such Party under a Workplan in accordance with a budget under such Workplan that has been approved by the JRDC.

     Section 1.20 “Device”. Device shall mean any implanted infusion device for delivery of siRNAs to the human nervous system.
     Section 1.21 “Device-Related”. Device-Related, with respect to Know-How or Patent Rights, shall mean relating specifically to the design or physical features of a Device, any [**] a Device (excluding [**]), any hardware component of a Device, any software that controls a Device and/or any associated medical devices or accessories, such as [**], and any use or implantation of any of the foregoing, but not relating specifically to an siRNA ([**]) to be delivered by such Device.
     Section 1.22 “Discover” or “Discovery”. Discover or Discovery shall mean any activities conducted to discover and characterize siRNAs as potential therapeutics in the Field and to support the designation of the same as Development Candidates in connection with any Product Development Program.
     Section 1.23 “[**] shall mean an [**] produced [**].
     Section 1.24 “Effective Date”. Effective Date shall mean February 8, 2005.
     Section 1.25 “Exclusivity Field”. Exclusivity Field, with respect to a [**], shall mean the treatment of Target Indications for which a Licensed Product is to be Commercialized, using Devices for the direct delivery of siRNAs to the human nervous system [**]. Notwithstanding the foregoing, (a) the Exclusivity Field shall not include [**] and (b) the term ‘direct delivery to the human nervous system’ does not encompass [**].
     Section 1.26 “Executive Officers”. Executive Officers shall mean Medtronic’s Senior Vice President of Medicine and Technology, Medtronic’s Vice President Corporate Technologies and New Ventures, or the President of Medtronic’s Neurological division (or an officer or employee of Medtronic then serving in a substantially equivalent capacity) and Alnylam’s Chief Operating Officer (or the officer or employee of Alnylam then serving in a substantially equivalent capacity).
     Section 1.27 “FDA”. FDA shall mean the United States Food and Drug Administration.
     Section 1.28 “Field”. Field shall mean the treatment of Neurodegenerative Diseases using Devices for the direct delivery of siRNAs to the human nervous system [**], it being understood that “direct delivery to the human nervous system” does not encompass [**]. For the avoidance of doubt, the Parties agree that treatment of a Neurodegenerative Disease does not include [**]. Notwithstanding the foregoing, the Field shall not include [**].
     Section 1.29 “First Commercial Sale”. First Commercial Sale, with respect to a Licensed Product, shall mean the first commercial sale of such Licensed Product by the Commercializing Party, its Affiliates, distributors and/or agents. Sales for test marketing or clinical trial purposes shall not constitute a First Commercial Sale.
     Section 1.30 “FTE Cost”. FTE Cost shall mean the product obtained by multiplying (a) the number of full-time-equivalent person-years (each consisting of a total of [**] hours) of scientific, technical or managerial work by each Party’s personnel on or directly related to any Product Development Program by (b) $[**], increased or decreased annually by the percentage increase or decrease in the CPI as of December 31 of the then most recently ended calendar year over the level of the CPI on December 31, 2006 (i.e., the first such increase or decrease would occur on January 1, 2008).
     Section 1.31 “GAAP”. GAAP shall mean then current United States generally accepted accounting principles, consistently applied.
     Section 1.32 “Gene Target”. Gene Target shall mean [**].
     Section 1.33 “IND”. IND shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) except where otherwise specifically provided in this Agreement, any foreign equivalent of a U.S. Investigational New Drug application, and (c) all supplements and amendments that may be filed with respect to the foregoing.
     Section 1.34 “Initial PDP Workplan”. Initial PDP Workplan shall mean the Workplan for the Initial Product Development Program agreed by the Parties as of the Restatement Date, as amended by the JRDC from time to time.
     Section 1.35 “Initial Product Development Program”. Initial Product Development Program shall mean the Discovery and Development activities to be performed by the Parties hereunder with respect to Licensed Product(s) for the treatment of Huntington’s disease.
     Section 1.36 “JCC Representative”. JCC Representative shall mean a Party’s representative designated by such Party to serve on the JCC pursuant to Section 2.2(b).
     Section 1.37 “JRDC Representative”. JRDC Representative shall mean a Party’s representative designated by such Party to serve on the JRDC pursuant to Section 2.2(a).
     Section 1.38 “[**] Agreement”. [**] Agreement shall mean that certain [**] Research Agreement, signed in [**], by and between Medtronic and [**].
     Section 1.39 “Know-How”. Know-How shall mean any tangible or intangible know-how, expertise, discoveries, inventions, information, data or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, samples, chemical compounds and biological materials and all derivatives, modifications and improvements thereof.
     Section 1.40 “Launch Costs”. Launch Costs shall mean, with respect to a Licensed Product in the US Territory, the incremental portion of FTE Costs and costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) in connection with pre-launch [**] market development, and the pre-launch [**] promotion, marketing, selling and product support, of such Licensed Product (excluding cost of goods sold) in the US Territory, in accordance with the budget for such Launch Costs that has been approved by the JCC, that represents the amount of such FTE Costs and costs and expenses paid to Third Parties that is in excess of levels of similar Commercialization expenses that are incurred in periods [**] following First Commercial Sale. Launch Costs shall include the incremental portion described above for the following expenses related to (or the portion thereof reasonably allocable to) the promotion, marketing, selling and product support of such Licensed Product in the US Territory: (i) Third Party marketing expenses (training materials etc.) as well as internal cost for preparation of materials; (ii) medical education events; (iii) convention expenses; (iv) sales calls, (v) market research costs, (vi) sales rep training, (vii) physician training and education, (viii) referral or local marketing events, and (ix) senior product manager.
     Section 1.41 “Licensed Product”. Licensed Product shall mean a Product within the Field that includes, as an active pharmaceutical ingredient, an Alnylam siRNA for delivery via a Medtronic Device, together with such Medtronic Device, associated delivery hardware, and disposables, in each case whether or not uniquely developed for exclusive delivery of Alnylam siRNA(s).
     Section 1.42 “Listed or Approved Third Party Agreement”. Listed or Approved Third Party Agreement shall mean any agreement listed on Schedule 1.42 or approved by the JRDC following the Effective Date pursuant to which Alnylam and/or Medtronic acquire or license from a Third Party Valid Claims that Cover an Alnylam siRNA or a Medtronic Device contained or used, alone or in combination, in a Licensed Product. In addition, any agreement between Alnylam and [**] under which Patent Rights are sublicensed to Medtronic pursuant to Section 3.1(e) shall be deemed to be a Listed or Approved Third Party Agreement.
     Section 1.43 “Major Market”. Major Market shall mean any of the United States, France, Germany, Italy, Spain, the United Kingdom or Japan.
     Section 1.44 “Manufacturing Cost”. Manufacturing Cost, with respect to the manufacture and/or supply of Alnylam siRNAs or Medtronic Devices for incorporation into Licensed Products, shall mean (a) if either Party or an Affiliate of either Party manufactures such Alnylam siRNAs or Medtronic Devices, such Party’s and/or its Affiliates’ aggregate manufacturing costs, which aggregate costs shall consist of (i) internal and out-of-pocket costs of raw materials, labor and other variable costs directly incurred in the manufacture of such Alnylam siRNAs or Medtronic Devices and (ii) reasonable and appropriate allocations (excluding [**]) pursuant to GAAP of Alnylam siRNA or Medtronic Device manufacturing overhead costs, as applicable, or (b) [**] to a Third Party, such Party’s aggregate internal and out-of-pocket costs of procuring such [**] from the Third Party, testing such [**] and putting such [**].
     Section 1.45 “Medtronic Device”. Medtronic Device shall mean, with respect to a particular Product Development Program, any Device that is made available or approved by Medtronic’s JRDC Representatives for use in the Development of a Licensed Product in such Product Development Program. Subject to Medtronic’s further development obligations pursuant to the Device Supply Agreement, if Medtronic opts out of a Product Development Program pursuant to Section 2.4(b), the Medtronic Device with respect to the Licensed Product being developed in such Product Development Program shall be the Medtronic Device made available by Medtronic’s JRDC Representatives for use in the Development of a Licensed Product in such Development Program prior to such opt-out.

     Section 1.46 “Medtronic Fiscal Quarter”. Medtronic Fiscal Quarter shall mean Medtronic’s fiscal quarters used for financial reporting purposes which, as of the Effective Date are the 13-week periods ending on the last Friday in July, October, January and April.
     Section 1.47 “Medtronic Fiscal Year”. Medtronic Fiscal Year shall mean Medtronic’s fiscal year used for financial reporting purposes, which, as of the Effective Date, is a period consisting of four consecutive Medtronic Fiscal Quarters, and ending on the last Friday in April of the applicable year.
     Section 1.48 “Medtronic Intellectual Property”. Medtronic Intellectual Property shall mean Medtronic Know-How and Medtronic Patent Rights, collectively.
     Section 1.49 “Medtronic Know-How”. Medtronic Know-How shall mean any Know-How, other than Know-How related to [**] and other than Program Know-How, that is (a) developed or acquired by Medtronic prior to or during the Collaboration Term, (b) used to Discover, Develop, manufacture or Commercialize Alnylam siRNAs, Medtronic Devices and/or Licensed Products, and (c) Controlled by Medtronic and (i) used by Medtronic in the Collaboration Program and/or (ii) identified during a Product Development Program as Know-How that will be used in the Commercialization of Licensed Products to be Developed in such Product Development Program.
     Section 1.50 “Medtronic Patent Rights”. Medtronic Patent Rights shall mean any Patent Rights Controlled by Medtronic and Covering Medtronic Know-How, excluding Medtronic’s interest in Program Patent Rights.
     Section 1.51 “NDA”. NDA shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application or Biologics License Application filed with FDA or any successor applications or procedures, (b) a foreign equivalent of a U.S. New Drug Application, Product License Application or Biologics License Application or any successor applications or procedures, and (c) all supplements and amendments that may be filed with respect to the foregoing.
     Section 1.52 “Net Sales”. Net Sales, with respect to a particular Licensed Product in a particular period, shall mean the gross amount invoiced by the Commercializing Party, its Affiliates and/or its sublicensees on sales or other dispositions (excluding sales or dispositions for use in clinical trials or other scientific testing, in either case for which Commercializing Party receives no revenue) of the Licensed Product to unrelated Third Parties during such period, less the following deductions:
          (a) Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;
          (b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the delivery, sale or use of the Licensed Product and included and separately stated in the applicable invoice (excluding national, state or local taxes based on income);

          (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of reasonable and customary chargebacks, refunds, rebates or retroactive price reductions;
          (d) Amounts previously included in Net Sales of Licensed Products that are written-off by the Commercializing Party as uncollectible in accordance with the Commercializing Party standard practices for writing off uncollectible amounts consistently applied; provided that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected; and
          (e) Freight, insurance and other transportation charges incurred in shipping a Licensed Product to Third Parties, included and separately stated in the applicable invoice.
Such amounts shall, subject to the provisions of Sections 4.7 and 4.8, be determined from the books and records of the Commercializing Party, its Affiliates and/or its sublicensees, maintained in accordance with GAAP, consistently applied.
     Section 1.53 “Neurodegenerative Disease”. Neurodegenerative Disease shall mean a disease of the brain and/or spinal cord in humans that is characterized by the chronic and progressive death of neurons which leads to the loss of normal neural function. Such diseases include, but are not limited to, Parkinson’s disease, Huntington’s disease, Alzheimer’s disease, and amyotrophic lateral sclerosis. For the avoidance of doubt, Neurodegenerative Disease shall not include [**].
     Section 1.54 “Party”. Party shall mean Alnylam or Medtronic; “Parties” shall mean Alnylam and Medtronic. As used in this Agreement, references to “Third Parties” do not include a Party or its Affiliates.
     Section 1.55 “Patent Rights”. Patent Rights shall mean United States and foreign patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, reissues, reexaminations and extensions thereof.
     Section 1.56 “Person”. Person shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
     Section 1.57 “Phase I Study”. Phase I Study shall mean a study of an siRNA or Product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of a dosing regime and for which there are no primary endpoints (as recognized by FDA or other Regulatory Authorities) in the protocol relating to efficacy.
     Section 1.58 “Phase II(a) Study”. Phase II(a) Study shall mean a preliminary efficacy and safety study of an siRNA or Product in the target patient population designed to demonstrate Clinical Proof of Concept.

     Section 1.59 “Phase II(b) Study”. Phase II(b) Study shall mean a study of an siRNA or Product to evaluate further any preliminary efficacy observed for, and the safety of, the siRNA or Product in the target patient population and/or to provide data that may be useful in the design of subsequent studies of the siRNA or Product such as Phase III Studies or Pivotal Studies.
     Section 1.60 “Phase III Study”. Phase III Study shall mean a controlled study to confirm with statistical significance the efficacy and safety of an siRNA or Product performed to obtain marketing and/or manufacturing approval for the product in any country.
     Section 1.61 “[**] Opt Out”. [**] Opt Out shall mean, with respect to a Product Development Program, that a Party exercised its option to opt out of such Product Development Program pursuant to Section 2.4 any time after a [**] for the Initial Product Development Program or after the Restatement Date for any Additional Product Development Program but prior to the [**] with respect to any Alnylam siRNA included in such Product Development Program.
     Section 1.62 “[**] Opt Out”. [**] Opt Out shall mean, with respect to a Product Development Program, that a Party exercised its option to opt out of such Product Development Program pursuant to Section 2.4 any time after the [**] but prior to the achievement of [**] with respect to any Alnylam siRNA included in such Product Development Program.
     Section 1.63 “[**] Opt Out”. [**] Opt Out shall mean, with respect to a Product Development Program, that a Party exercised its option to opt out of such Product Development Program pursuant to Section 2.4 any time after the achievement of [**] but prior to the end of the Product Development Term.
     Section 1.64 “[**] Opt Out”. [**] Opt Out shall mean, with respect to a Product Development Program, that a Party exercised its option to opt out of such Product Development Program pursuant to Section 2.4 at any time after the [**] but prior to the [**] with respect to any Alnylam siRNA included in such Product Development Program.
     Section 1.65 “Preliminary Success Criteria”. Preliminary Success Criteria shall mean the suppression, distribution and therapeutic criteria with respect to an Alnylam siRNA under the Initial Product Development Program as shall be agreed by the Parties or as shall be [**] pursuant to Section 2.3(a).
     Section 1.66 “Primary Sequence or Chemical Modification Know-How”. Primary Sequence or Chemical Modifications Know-How shall mean information about the primary sequence of any siRNA or chemical modifications incorporated into any siRNA.
     Section 1.67 “Product”. Product shall mean a human therapeutic product that includes siRNA(s) as active pharmaceutical ingredient(s) delivered or approved for delivery via a Device, together with any Device, associated delivery hardware, and disposables whether or not uniquely developed for exclusive delivery of such siRNA(s).
     Section 1.68 “Product Development Program”. Product Development Program shall mean the Initial Product Development Program and/or any Additional Product Development Program(s).

     Section 1.69 “Product Development Term”. Product Development Term, with respect to each Product Development Program, shall mean the period commencing on (a) with respect to the Initial Product Development Program, the Restatement Date, and (b) with respect to any Additional Product Development Program, the date on which the Parties mutually agree to commence such Additional Product Development Program in accordance with Section 2.3(e), and, subject to [**], ending on the earliest date on which a First Commercial Sale of Licensed Product(s) for the treatment of each of the Target Indication(s) designated for such Product Development Program has occurred.
     Section 1.70 “Program Intellectual Property”. Program Intellectual Property shall mean Program Know-How and Program Patent Rights, collectively.
     Section 1.71 “Program Know-How”. Program Know-How shall mean any Know-How or interest therein, other than Know-How related to [**], that is developed or acquired, either solely by a Party and/or its Affiliate(s) or jointly by both Parties and/or their Affiliate(s), in the conduct of the Collaboration Program. For the avoidance of doubt, any Know-How, including any Know-How that is Covered by Patent Rights Controlled by Medtronic, that is sublicensed by Medtronic to Alnylam (or, in the case of Know-How assigned to Medtronic under the [**] Agreement, that is licensed by Medtronic to Alnylam) under the letter agreement dated [**] between the Parties concerning the [**] Agreement shall be deemed Program Know-How hereunder.
     Section 1.72 “Program Patent Rights”. Program Patent Rights shall mean any Patent Rights or interest therein Controlled by either Party or Controlled jointly by the Parties that Cover Program Know-How.
     Section 1.73 “Regulatory Approval”. Regulatory Approval shall mean the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product for a particular indication in a country, excluding separate pricing and/or reimbursement approvals that may be required.
     Section 1.74 “Regulatory Authority”. Regulatory Authority shall mean a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a Product in a country or territory.
     Section 1.75 “ROW Territory”. ROW Territory shall mean all countries in the world other than the US Territory.
     Section 1.76 “Royalty Term”. Royalty Term, with respect to each Licensed Product in each country of the Territory, shall mean the period of time commencing with the First Commercial Sale of such Licensed Product in such country and ending on the later of (a) the latest date on which the use, offer for sale, sale or importation of such Licensed Product in such country or the manufacture of such Licensed Product in the country of manufacture is Covered by a Valid Claim of Alnylam Patent Rights, Medtronic Patent Rights or Program Patent Rights, or (b) a specified number of years after First Commercial Sale of such Licensed Product in such country, which number shall be fifteen (15) years with respect to any Licensed Product resulting from the Initial Product Development Program.
     Section 1.77 “Section 2.5(d)(iii) [**] Agreement”. Section 2.5(d)(iii) [**] Agreement shall mean an agreement entered into by a [**] with a Third Party, as described in Section 2.5(d)(iii), that was not approved by the JRDC.
     Section 1.78 “siRNA”. siRNA shall mean a composition designed to act primarily through an RNAi mechanism which consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.
     Section 1.79 “Target Indication”. Target Indication shall mean, with respect to an Alnylam siRNA Developed in the Initial Product Development Program, Huntington’s disease, and, with respect to an Alnylam siRNA Developed in any Additional Product Development Program, each human disease or condition that is designated by the Parties as a Target Indication with respect to such Alnylam siRNA in accordance with Section 2.3(e).
     Section 1.80 “Territory”. Territory shall mean, subject to Section 8.2(b), the US Territory and/or the ROW Territory.
     Section 1.81 “Third Party”. Third Party shall mean any Person other than Alnylam or Medtronic and their respective Affiliates.
     Section 1.82 “US Territory”. US Territory shall mean the United States of America, including its territories, possessions and Puerto Rico.
     Section 1.83 “Valid Claim”. Valid Claim shall mean (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of any published patent application filed by a Party in good faith that has not been cancelled, withdrawn or abandoned, nor been pending for more than [**] years from the filing date of the earliest patent application from which such patent application claims priority.
     Section 1.84 “Workplan”. Workplan shall mean the Initial PDP Workplan or any other work plan describing the activities to be undertaken during the applicable Product Development Program, as adopted, updated or amended pursuant to Section 2.3.
     Section 1.85 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
“Additional Product Development Program”	2.3(e)
“Agreement”	Preamble
“Alnylam”	Preamble
“Alnylam Discontinuation Notice”	2.4(a)
“Alnylam Indemnified Parties”	9.1(a)
“[**] Agreement”	Schedule 1.42
“[**] Licensors”	3.2(e)
“Breaching Party”	8.2(a) or 8.2(c)
“[**]”	2.5(d)
“[**]”	9.3
“[**]”	3.1(e)
“Device Inventions”	5.1(b)
“Device Supply Agreement”	8.4(a)(vii)
“Electing Party”	5.2(c)
“Enjoined Period”	4.6
“Exclusive Negotiation Period”	2.5(c)(ii)
“GI”	Schedule 1.42
“GI Agreements”	Schedule 1.42
“Go Decision”	2.3(c)(i)
“Indemnified Party”	9.1(d)
“Indemnifying Party”	9.1(d)
“Initial Commitment”	4.1(a)
“Invalidity Claim”	5.4(c)
“Isis Agreement”	Schedule 1.42
“JCC”	2.1
“Jointly Developed Inventions”	5.1(c)
“JRDC”	2.2(a)
“[**]”	2.3(d)
“Losses”	9.1(a)
“[**]”	2.5(a)
“Medtronic”	Preamble
“Medtronic Discontinuation Notice”	2.4(b)
“Medtronic Indemnified Parties”	9.1(b)
“[**] Agreement”	Schedule 1.42
“[**] Agreement”	Schedule 1.42
“No-Go Decision”	2.3(c)(i)
“Non-Breaching Party”	8.2(a) or 8.2(c)
“Non-Electing Party”	5.2(c)
“Non-Performing Party”	2.3(f)
“Original Collaboration Agreement”	Introduction
“Performing Party”	2.3(f)
“[**]”	Schedule 1.42
“Program Data”	5.1(e)
“Quarterly Reports”	4.6(a)
“[**]”	2.5(d)
“Reimbursable Launch Costs”	4.3(f)

Definition	Section
“Restatement Date”	Preamble
“Right of Access”	5.1(e)
“RoFN Notice”	2.5(c)(i)
“RoFN Offer”	2.5(c)(iii)
“RoFN Opportunity”	2.5(c)
“RoFN Response Notice”	2.5(c)(i)
“RoFN Response Period”	2.5(c)(i)
“RoFN Term”	2.5(c)
“SEC”	6.1
“Severed Clause”	9.11
“siRNA Supply Agreement”	2.6(b)
“Sole Inventions”	5.1(c)
“Stanford Agreement”	Schedule 1.42
“Third Party Infringement Claim”	5.4(a)
“[**]”	2.5(a)
Article II
Collaboration Program; Commercialization
     Section 2.1 General. Prior to the Restatement Date, the Parties conducted the Technology Development Program (as defined in the Original Collaboration Agreement). Pursuant to the terms of this Agreement, the Parties have agreed to terminate the Technology Development Program and to transition their collaboration on the Discovery, Development, manufacture and Commercialization of Licensed Products to the Initial Product Development Program commencing on the Restatement Date. The objective of the Collaboration Program shall continue to be the Discovery and Development of Licensed Products. Both Parties will continue to be engaged in the conduct of the Collaboration Program, and shall be responsible for various Collaboration Program activities as set forth in this Agreement. In connection with this amendment and restatement of the Original Collaboration Agreement, the Parties have also agreed to establish a Joint Commercialization Committee (the “JCC”) to oversee the Commercialization of Licensed Products
     Section 2.2 Governance; Decision-Making.
          (a) JRDC. The Joint Research and Development Committee (the “JRDC”) shall be comprised of four (4) JRDC Representatives designated by Alnylam and four (4) JRDC Representatives designated by Medtronic, one of which JRDC Representatives from each Party shall be designated as the co-chair of the JRDC and each of which JRDC Representatives shall be of the seniority and experience appropriate for service on the JRDC in light of the functions, responsibilities and authority of the JRDC. The JRDC shall continue to oversee the worldwide research and development activities of the Parties under the Collaboration Program, including regulatory matters, as set forth below. Each Party shall make its designation of its post-Restatement Date JRDC Representatives not later than thirty (30) days after the Restatement Date. Subject to Sections 2.2(c) and 2.4 below, the JRDC shall meet at least quarterly until the end of the Collaboration Term, to (i) review the efforts of the Parties in the conduct of the Collaboration Program and monitor the progress of the Product Development Program(s) on a regular basis, (ii) review and, subject to Sections 2.2(e) and 2.3(a), approve proposed updates and amendments to the Workplan for each Product Development Program, and (iii) otherwise oversee and direct the Collaboration Program activities undertaken pursuant to this Agreement. The JRDC shall be dissolved and its activities and authority terminated upon the earliest of (A) the end of the Collaboration Term, (B) Alnylam’s election to discontinue participation in the JRDC pursuant to Section 2.2(c), and (C) the exercise by either Party of its right to opt out of all Product Development Programs pursuant to Section 2.4.
          (b) JCC. Upon filing of an NDA in the United States for a Licensed Product hereunder, the Parties shall establish the JCC, comprised of three (3) JCC Representatives designated by Alnylam and three (3) JCC Representatives designated by Medtronic, each of which JCC Representatives shall be of the seniority and experience appropriate for service on the JCC in light of the functions, responsibilities and authority of the JCC. The JCC shall be responsible for overseeing Commercialization activities of the Parties with respect to Licensed Product in the United States. Subject to Sections 2.2(c) and 2.4 below, the JCC shall meet at least quarterly until the end of the last-to-expire Royalty Term for a Licensed Product in the United States.
          (c) Alnylam Right to Discontinue Participation. At any time after filing of an NDA in the United States for a Licensed Product hereunder, Alnylam shall have the right to discontinue its participation in the JRDC and/or the JCC, and such discontinuation by Alnylam shall not constitute a breach of any of Alnylam’s obligations hereunder. For the avoidance of doubt, Alnylam may exercise its right to discontinue its participation in the JRDC and/or the JCC pursuant to this Section 2.2(c) without opting out of any Product Development Program pursuant to Section 2.4(a).
          (d) Meetings; Representatives. The location of such meetings of the JRDC and JCC shall alternate between Minneapolis, MN and Cambridge, MA, unless otherwise agreed by the JRDC or JCC, as the case may be. The JRDC and JCC may also meet by means of a telephone or video conference call, and may take action by vote at a meeting or telephone or video conference call, or pursuant to a written vote; provided that the JRDC and the JCC shall hold at least one meeting per year in person in Minneapolis and one meeting per year in person in Cambridge. Each Party may change any one or more of its JRDC Representatives or JCC Representatives, as the case may be, at any time upon written notice to the other Party. Each Party shall use Commercially Reasonable Efforts to cause its JRDC Representatives and JCC Representatives to attend the meetings of the JRDC and JCC, respectively. If any of a Party’s JRDC Representatives or JCC Representatives, as the case may be, is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent JRDC Representative or JCC Representative. In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party, consultants or scientific advisors (provided they are engaged as such under obligations of confidentiality) to attend the meetings of the JRDC or JCC.
          (e) Decision-Making Authority. All decisions of the JRDC and JCC, as the case may be, shall be made by majority vote, with each Party’s JRDC

Representatives or JCC Representatives collectively having one vote, and the goal of all decision making shall be to achieve consensus. Upon fifteen (15) days prior written notice, either Party may convene a special meeting of the JRDC or JCC, as the case may be, for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of the JRDC or JCC, as the case may be. If the JRDC or JCC, as the case may be, is unable to reach agreement on any matter so referred to it for resolution by one or more of the Parties within thirty (30) days after the matter is so referred to it, such matter shall be referred to the Executive Officers for resolution. If the matter is not resolved by the Executive Officers within thirty (30) days after referral to the Executive Officers, then:
               (i) if such matter relates primarily to Collaboration Program activities with respect to any Alnylam siRNA, Alnylam shall have the right to decide the matter; provided that Alnylam has not discontinued its participation in the JRDC pursuant to Section 2.2(c) or opted out of the Product Development Program pursuant to Section 2.4; provided further that, if Alnylam has discontinued its participation in the JRDC pursuant to Section 2.2(c) or opted out of the Product Development Program pursuant to Section 2.4, Medtronic shall have the right to decide the matter;
               (ii) notwithstanding clause (i) above, if such matter relates primarily to the Development of Medtronic Devices for use in Licensed Products, Medtronic shall have the right to decide the matter; provided that Medtronic has not opted out of the Product Development Program pursuant to Section 2.4; provided further that, if Medtronic has opted out of the Product Development Program pursuant to Section 2.4, Alnylam shall have the right to decide the matter;
               (iii) if such matter relates primarily to Commercialization matters, the Commercializing Party shall have the right to decide the matter; provided that the budget for Launch Costs for any Licensed Product shall be subject to the approval of both Parties, such approval not to be unreasonably withheld, delayed or conditioned; and
               (iv) if such matter is not described in paragraphs (i), (ii) or (iii) above, then neither Party shall have the unilateral right to decide the matter.
Notwithstanding anything in this Section 2.2(e), neither Party shall have a unilateral right to resolve any dispute involving the breach or alleged breach of this Agreement, to amend or modify this Agreement or the Parties’ respective rights and obligations hereunder or, except as expressly provided in this Section 2.2(e), any Workplan or the Parties’ respective rights and obligations thereunder.
Furthermore, notwithstanding anything in this Section 2.2(e), neither Party shall have a unilateral right to amend or modify any Workplan if such amendment or modification would require the use of additional Know-How or a license under additional Patent Rights that is Controlled by the other Party and subject to financial obligations to any Third Party (other than financial obligations under a Section 2.5(d)(iii) [**] Agreement) unless in connection with such amendment or modification the applicable Third Party agreement (other than a Section 2.5(d)(iii) [**] Agreement) is approved by the JRDC as a Listed or Approved Third Party Agreement.

     Section 2.3 Conduct of the Collaboration Program.
          (a) Workplans. The Parties shall undertake each Product Development Program in accordance with a Workplan for such Product Development Program. The Initial PDP Workplan has been agreed by the Parties as of the Restatement Date, except that (i) the Preliminary Success Criteria shall be agreed by the Parties within ninety (90) days after the Restatement Date or, if the Parties are unable to agree within such 90-day period, each Party shall notify the other Party, in writing, of [**] Preliminary Success Criteria, and (ii) the [**] criteria for the Initial Product Development Program, including the design and protocols for conducting studies suitable to demonstrate [**], shall be agreed to by the Parties within [**]; provided that if the Parties are unable to agree upon the [**] criteria within such [**] period, then either Party may refer the matter for resolution pursuant to the procedures set forth in the second and third sentences of Section 2.2(e). The first dosing of a participant in the first such Phase II(a) Study or Phase II(b) Study shall not be undertaken by or on behalf of either Party until after the [**] criteria have been determined and documented for such Product Development Program. Notwithstanding anything to the contrary in a Workplan, Medtronic shall not have any liability for any failure to develop any improvement to or next generation of a Medtronic Device. The Workplan, the license royalty rates and the minimum duration of the Royalty Term for each Additional Product Development Program shall be agreed by the Parties in connection with the Parties’ agreement to initiate such Additional Product Development Program. Each Workplan shall address, in reasonable detail, the roles and responsibilities of each Party with respect to the Discovery and Development of Licensed Product(s) covered by such Product Development Program, including each Party’s roles and responsibilities with respect to (x) clinical study activities, such as filing INDs with Regulatory Authorities, the selection of centers, negotiation and execution of clinical agreements, training, monitoring, data collection, notice of adverse events and other regulatory requirements, and (y) other activities as necessary to effect the Discovery and Development of Licensed Products under such Collaboration Program. Such Workplan shall further (A) set forth the Target Indication(s) for the corresponding Product Development Program, (B) include budgets for the Parties’ Discovery and Development activities pursuant to such Product Development Program, and (C) except as provided above with respect to the Initial Workplan, set forth the clinical results which, if achieved, would demonstrate [**] for such Product Development Program and the design and protocols for conducting studies suitable to demonstrate whether such results are achieved. The Parties acknowledge that in the course of the Collaboration Program, the Parties (but not the JRDC) may modify the designation of the Development Candidate and Target Indication(s), the clinical results which, if achieved, would demonstrate [**], and the design and protocols for conducting studies designed to produce such clinical results, by amending the relevant Workplan to reflect such modification(s). Subject to the foregoing, each Workplan shall be updated annually by the JRDC. Each Party, through its JRDC Representatives may, at any time or from time to time, also submit proposed additions, updates or amendments to the Workplan to the JRDC for its review and approval. Any such additions, updates or amendments shall not become effective until approved in writing by the JRDC. The JRDC shall review and consider any such proposed Workplans, additions, updates or amendments on an expeditious basis, and all such Workplans, additions, updates and amendments approved as set forth above shall thereafter govern the Parties’ Discovery and Development activities pursuant to the applicable Product Development Program.

          (b) General Responsibilities of Each Party. Subject to Section 2.4,
               (i) Medtronic shall be responsible for all Collaboration Program activities relating to the Development, manufacture and Commercialization of Licensed Product(s) solely for sale in the ROW Territory.
               (ii) Each Party shall use Commercially Reasonable Efforts to (A) undertake the responsibilities assigned to such Party in any applicable Workplan, (B) perform its obligations hereunder in a scientifically sound and workmanlike manner; (C) as appropriate, make available to the other Party those resources set forth in any applicable Workplan; and (D) carry out all work done in the course of the Collaboration Program in material compliance with all applicable federal, state or local laws, regulations and guidelines governing the conduct of such work. Either Party may perform its Collaboration Program responsibilities hereunder through its Affiliates or through the use of Third Party contractors such as contract research organizations, contract employees, consultants and the like who merely conduct activities on behalf of such Party, are subject to such Party’s supervision and control, and will not have any rights (other than non-exclusive research rights) in any intellectual property created in conjunction with such activities; provided that such Party shall remain primarily liable for its obligations under this Agreement.
          (c) Initial Commitment; Go/No-Go Decision.
               (i) The initial phase of the Initial Product Development Program shall consist of certain activities designated in the Initial PDP Workplan directed toward the achievement of the mutually agreed Preliminary Success Criteria or, if the Parties are unable to agree upon the Preliminary Success Criteria, the achievement of [**]. Such initial phase activities consist primarily of [**] studies, and the Parties’ funding obligations with respect to such activities are set forth in Section 4.1(a). Upon completion of such initial phase activities, the Parties will continue the Initial Product Development Program if (A) both Parties agree that the mutually agreed Preliminary Success Criteria or, if the Parties are unable to agree upon the Preliminary Success Criteria, [**] Preliminary Success Criteria have been achieved, (B) both Parties otherwise agree to continue, or (C) the Parties are unable to agree as to whether the mutually agreed Preliminary Success Criteria or, if the Parties are unable to agree upon the Preliminary Success Criteria, [**] Preliminary Success Criteria have been achieved, and a [**] determines that the mutually agreed Preliminary Success Criteria or, if the Parties are unable to agree upon the Preliminary Success Criteria, [**] Preliminary Success Criteria have been achieved pursuant to Section 2.3(d)(i) (a “Go Decision”). Alternatively, subject to Section 2.3(c)(iii), the Initial Product Development Program will not continue beyond the Initial Commitment if either (x) the mutually agreed Preliminary Success Criteria or, if the Parties are unable to agree upon the Preliminary Success Criteria, [**] Preliminary Success Criteria have not been achieved or (y) the Parties are unable to agree as to whether the Preliminary Success Criteria have been achieved and a [**] determines that the mutually agreed Preliminary Success Criteria or, if the Parties are unable to agree upon the Preliminary Success Criteria, [**] Preliminary Success Criteria have not been achieved pursuant to Section 2.3(d)(i) (a “No-Go Decision”).

               (ii) If a Go Decision results from the initial phase of the Initial Product Development Program, the Parties shall proceed to the next phase of Development under the Initial PDP Workplan.
               (iii) If a No-Go Decision results from the initial phase of the Initial Product Development Program, the Parties shall not proceed to the next phase of Development under the Initial PDP Workplan and, unless otherwise agreed by the Parties, either Party may terminate this Agreement in accordance with Section 8.3.
          (d) Certain Matters Subject to Third Party Determination.
               (i) The Parties shall submit to a panel of three [**] the following matters: (A) if the Parties are unable to agree, whether the [**], (B) whether the [**] or (C) if the Parties are unable to agree, whether [**] in any Product Development Program. One member of any such [**] shall be nominated by Alnylam, one member shall be nominated by Medtronic and the third shall be selected by the two members nominated by the Parties. If the Parties pursue more than one Product Development Program, the Parties may elect to [**] for different Product Development Programs in order to [**] of the respective Product Development Programs. The determination of such [**] as to such dispute shall be binding on both Parties. Each Party shall be responsible for [**] member nominated by it and the Parties shall share equally in [**]. The Parties may also elect by mutual agreement to use a [**] for guidance on other issues that may arise in the course of the Collaboration Program.
               (ii) If the Parties have not entered into an siRNA Supply Agreement within the timeframe set forth in Section 2.6(b) or a Device Supply Agreement within the timeframe set forth in Section 8.4(a)(vii), the Parties shall [**] (in the case of the siRNA Supply Agreement) or [**] (in the case of the Device Supply Agreement) for the purpose of promptly finalizing negotiations of the applicable agreement. Each Party shall [**]. Such [**] shall [**] the provisions set forth in Exhibit A or Exhibit D, as applicable and, to the extent not addressed in Exhibit A or Exhibit D, as applicable, [**]. The Parties shall enter into the form of agreement [**] within one (1) week of [**].
          (e) Additional Product Development Programs. At any time during the Collaboration Term, either pursuant to Section 2.5(c) or otherwise, the Parties may mutually agree (i) to discuss and, if the Parties agree, initiate additional program(s) (each, an “Additional Product Development Program”) to Discover and Develop additional Alnylam siRNA(s), Development Candidate(s) and Licensed Product(s) in the Field, (ii) to adopt additional Workplan(s) for any such Additional Product Development Program(s), and (iii) on the Target Indication(s) for Alnylam siRNA(s) or Development Candidate(s) within each such Additional Product Development Program. In connection with each JRDC meeting, each Party shall provide to the other Party any material data and information Controlled by such Party (A) relating to any proposed Additional Product Development Program or (B) during the RoFN Term, obtained by such Party from any [**] in the Field pursuant to Section 2.5(d) for which the providing Party is the [**], other than such data and information relating to RoFN Opportunities for which Alnylam has the right to enter into definitive agreements with Third Parties pursuant to Section 2.5(c)(iv). For the avoidance of doubt, additional Development relating to delivery of the same siRNA to the same location to treat a different indication shall not constitute a Product

Development Program separate from an existing Product Development Program in which such siRNA is Developed for delivery to such location; provided that any such additional Development shall be subject to approval of any associated modifications to the applicable Workplan, as set forth in Sections 2.2(a) and 2.2(e).
          (f) Non-Exclusive Remedy for Failure to Perform Workplan Responsibilities. If either Party (the “Performing Party”) reasonably determines that the other Party (the “Non-Performing Party”) has materially failed to fulfill such Non-Performing Party’s responsibilities under the Workplan for a Product Development Program, then, without limiting any remedies that may be available under this Agreement to the Performing Party for such material failure by the Non-Performing Party, the Performing Party may elect the following non-exclusive remedy for such material failure: (i) the Performing Party may provide the Non-Performing Party with written notice of the Non-Performing Party’s material failure, which notice shall set forth with reasonable specificity the steps that the Performing Party believes the Non-Performing Party must take to cure such material failure; (ii) during the sixty (60) day period following the foregoing written notice from the Performing Party, the Non-Performing Party shall have the right to cure its material failure, if any, and to respond in writing to the Performing Party regarding the steps taken by the Non-Performing Party to effect such cure and/or disputing the Performing Party’s assertions of material failure; (iii) if after such sixty (60) day period, the Performing Party reasonably determines that the Non-Performing Party has still materially failed to perform the Non-Performing Party’s responsibilities under the Workplan, as previously set forth in the Performing Party’s notice to the Non-Performing Party, the Performing Party may elect, either itself or through a Third Party, to (x) perform the specific Workplan activities that the Non-Performing Party materially failed to perform, (y) modify the applicable Workplan budget to include and allocate the costs of such performance by or on behalf of the Performing Party (i.e., require the Non-Performing Party to share in such costs in accordance with Section 4.1(a) or Section 4.1(b), as applicable) and (z) exclude the Non-Performing Party’s costs relating to its material failure to perform from the applicable Workplan budget (i.e., not permit the Non-Performing Party to include such costs in the costs that the Performing Party is required to share in accordance with Section 4.1(a) or Section 4.1(b), as applicable). Any dispute under this Section 2.3(f) as to whether a material failure has occurred or whether any such failure has been cured shall be subject to resolution in the same manner as that to which any other alleged breach of this Agreement is subject; provided that the Performing Party may elect to pursue the remedy set forth in clause (x) above before any such dispute has been resolved, in which case the costs of such performance by or on behalf of the Performing Party shall be borne by the Parties as finally determined through dispute resolution (i.e., the Performing Party may go “at risk” to perform such activities and, if such dispute is resolved in the Performing Party’s favor, the costs of such performance shall be shared by the Non-Performing Party as set forth in clause (y) above).
     Section 2.4 Right to Opt Out.
          (a) Discontinuation of Participation in Product Development Program by Alnylam. Notwithstanding anything to the contrary in this Agreement, Alnylam may at any time during any Product Development Term, or, in the case of the Initial Development Program, only at any time after a Go Decision and prior to the end of the Product Development Term for the Initial Product Development Program, in its sole discretion, by ninety (90) days’ prior written notice to Medtronic (an “Alnylam Discontinuation Notice”), discontinue its participation in any

Product Development Program, and no such discontinuation shall constitute a breach of Alnylam’s obligations hereunder. If Alnylam discontinues its participation in a Product Development Program, then (i) the Parties shall perform a final reconciliation of applicable Development Costs for the US Territory pursuant to Section 4.7(a) through the effective date of such discontinued participation, and thereafter, Alnylam shall have no further obligation to share in the Development Costs for such Product Development Program pursuant to Section 4.1(b); (ii) the JRDC and JCC shall cease to have oversight over such Product Development Program and the Licensed Products Developed thereunder; (iii) subject to Alnylam’s obligations pursuant to the siRNA Supply Agreement, Alnylam shall have no further Workplan responsibilities in connection with such Product Development Program; (iv) Medtronic may elect to continue Developing Licensed Product(s) Developed in such Product Development Program unilaterally; (v) if Medtronic elects to continue Developing Licensed Product(s) Developed in such Product Development Program unilaterally, Alnylam shall, if requested by Medtronic, enter into an arrangement under which Alnylam will, directly or through a Third Party, supply Alnylam siRNAs to Medtronic for use in Licensed Products Developed under such Product Development Program as set forth in Section 8.4(c)(vi); (vi) Alnylam’s license rights set forth in Section 3.2(b) with respect to the Commercialization of Licensed Products Developed in such Product Development Program shall terminate and (vii) from and after such discontinuation by Alnylam, the royalties payable by Medtronic to Alnylam on Net Sales of Licensed Products Developed in such Product Development Program shall be reduced as set forth in Section 4.3(b).
          (b) Discontinuation of Participation in Product Development Program by Medtronic. Notwithstanding anything to the contrary in this Agreement, Medtronic may at any time during any Product Development Term, or, in the case of the Initial Development Program, only at any time after a Go Decision and prior to the end of the Product Development Term for the Initial Product Development Program, in its sole discretion, by ninety (90) days’ prior written notice to Alnylam (a “Medtronic Discontinuation Notice”), discontinue its participation in any Product Development Program, and no such discontinuation shall constitute a breach of Medtronic’s obligations hereunder. If Medtronic discontinues its participation in a Product Development Program, then (i) the Parties shall perform a final reconciliation of applicable Development Costs for the US Territory pursuant to Section 4.6(a) through the effective date of such discontinued participation, and thereafter, Medtronic shall have no further obligation to share in the Development Costs for such Product Development Program pursuant to Section 4.1(b); (ii) the JRDC and JCC shall cease to have oversight over such Product Development Program and the Licensed Products Developed thereunder; (iii) subject to Medtronic’s obligations pursuant to the Device Supply Agreement, Medtronic shall have no further Workplan or Commercialization responsibilities in connection with such Product Development Program; (iv) Alnylam may elect to continue Developing Licensed Product(s) Developed in such Product Development Program unilaterally; (v) if Alnylam elects to continue Developing Licensed Product(s) Developed in such Product Development Program unilaterally, Medtronic shall, if requested by Alnylam, enter into a Device Supply Agreement as set forth in Section 8.4(a)(vii); (vi) Medtronic’s license rights set forth in Section 3.1(b) with respect to the Commercialization of Licensed Products Developed in such Product Development Program shall terminate and, if Alnylam elects to continue Developing the applicable Licensed Product(s), Alnylam shall thereafter be the Commercializing Party for such Licensed Products in both the US Territory and the ROW Territory; and (vii) from and after such discontinuation by Medtronic, Alnylam shall pay royalties to Medtronic on Net Sales of Licensed Products Developed in such Product Development Program as set forth in Section 4.3(b).
          (c) If a Party elects to discontinue its participation in a Product Development Program pursuant to Section 2.4(a) or Section 2.4(b), and thereafter the other Party determines not to continue unilaterally Developing any Licensed Product Developed in such Product Development Program, then the Parties shall discuss whether and on what terms they may desire to jointly seek a licensee for such Licensed Product. In such circumstances, if the Parties elect not to jointly seek a licensee for such Licensed Product, then such Product Development Program shall terminate and the consequences set forth in Section 8.4(d) shall apply with respect to such Product Development Program.
     Section 2.5 Exclusivity, Diligence and RoFN Obligations.
          (a) Exclusivity in Exclusivity Field. During the Product Development Term for any Product Development Program, neither Party shall, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties (but excluding minority investments in Third Parties where such Party’s engagement is limited to holding such minority investments and typical rights associated therewith), engage in the [**] for such Product Development Program, other than pursuant to this Agreement. In addition, commencing with [**] and continuing for the [**], neither Party shall, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties (but excluding minority investments in Third Parties where such Party’s engagement is limited to holding such minority investments), engage in the [**] in such Licensed Product, other than pursuant to this Agreement. Notwithstanding the foregoing, (i) Alnylam shall be [**] and (ii) Alnylam shall [**].
          (b) Diligence Obligations. With respect to each Product Development Program, the Commercializing Party shall use its Commercially Reasonable Efforts to obtain Regulatory Approvals for and Commercialize at least one Licensed Product in each Major Market for each Target Indication. The non-Commercializing Party acknowledges that a failure by the Commercializing Party to obtain a Regulatory Approval for or to Commercialize a Licensed Product in a Major Market for a Target Indication may be consistent with the exercise of Commercially Reasonable Efforts under appropriate circumstances. The non-Commercializing Party’s sole and exclusive remedy and the Commercializing Party’s sole and exclusive liability for any failure to use its Commercially Reasonable Efforts to obtain Regulatory Approvals for and/or to Commercialize at least one Licensed Product in one or more particular Major Markets, as well as for any failure to use Commercially Reasonable Efforts to continue to Commercialize a Licensed Product in any Major Market, shall be the termination of the Commercializing Party’s license rights for such Major Market pursuant to Section 8.2(b) or, if such failure relates to all Major Markets and to all Target Indications, the termination of this Agreement pursuant to Section 8.2(c). For the avoidance of doubt, the Commercializing Party’s obligation hereunder will not survive the expiration or termination of this Agreement.
          (c) RoFN. During the period commencing on the Restatement Date and ending on the earlier of (i) [**], (ii) [**], or (iii) [**] (the “RoFN Term”), in the event that (A) Alnylam desires to [**] and (B) Alnylam desires to [**] (other than [**]) for (x) the collaborative [**] of such Product and/or (y) a [**] of such Product (such [**], and such [**], each, a “RoFN Opportunity”):
          (i) Alnylam shall give to Medtronic notice of [**] to do so (the “RoFN Notice”) prior to [**]; provided, however, that this Section 2.5(c) shall not prevent Alnylam from [**]. Not later than [**] days after the date of the RoFN Notice (the “RoFN Response Period”), Medtronic shall, by written notice to Alnylam (the “RoFN Response Notice”), advise Alnylam whether Medtronic has a bona fide interest in discussing a collaboration with Alnylam with respect to such RoFN Opportunity.
          (ii) If either (A) Medtronic fails to timely give a RoFN Response Notice with respect to a RoFN Notice, or (B) the RoFN Response Notice does not state that Medtronic has a bona fide interest in discussing a collaboration with or license from (as applicable) Alnylam with respect to the RoFN Opportunity described in the RoFN Notice, then all of Medtronic’s rights under this Section 2.5(c) with respect to such RoFN Opportunity shall terminate as of the date of the RoFN Response Notice or the expiration of the RoFN Response Period (whichever is earlier), and Alnylam shall thereafter be free to pursue such RoFN Opportunity with no participation by Medtronic for [**] after which if Alnylam has not reached an agreement with respect to such RoFN Opportunity [**]. If the RoFN Response Notice timely given by Medtronic to Alnylam states that Medtronic has a bona fide interest in discussing a collaboration with or license from (as applicable) Alnylam with respect to the RoFN Opportunity described in the RoFN Notice, the Parties shall undertake, on an exclusive basis and for a [**] (unless a shorter period is mutually agreed by the Parties) (the “Exclusive Negotiation Period”), good faith discussions and negotiations of definitive agreements setting forth all applicable terms and conditions of the collaboration or license between them with respect to the RoFN Opportunity.
          (iii) Prior to the end of the Exclusive Negotiation Period, Medtronic shall furnish to Alnylam a written offer (the “RoFN Offer”) which shall (A) clearly specify that such written offer, and no other, constitutes the RoFN Offer hereunder with respect to the relevant RoFN Opportunity, and (B) set forth all material terms and conditions on which Medtronic is prepared to [**] with respect to such RoFN Opportunity. If Medtronic fails to timely furnish to Alnylam a RoFN Offer with respect to a RoFN Opportunity, Medtronic’s rights and Alnylam’s obligations under this Section 2.5(c) shall terminate with respect to such RoFN Opportunity for a [**] after which if Alnylam has not reached an agreement with respect to such RoFN Opportunity the provisions of this Section 2.5(c) shall once again apply to such RoFN Opportunity.
          (iv) If, as of the end of the Exclusive Negotiation Period, the Parties have not entered into a legally binding definitive agreement with respect to the RoFN Opportunity described in the RoFN Notice, Alnylam shall have the right to undertake detailed discussions and negotiations with respect to such RoFN Opportunity with one or more Third Parties and to enter into definitive agreements for the same on terms more favorable to Alnylam, taken as a whole, than the terms set forth in the RoFN Offer; provided, however, that if no such definitive agreement is entered into prior to [**], then the provisions of this Section 2.5(c) shall once again apply to such RoFN Opportunity. Alnylam shall not be obligated to reveal to Medtronic the identity of any Third Party involved in any such transaction.

          (d) Certain [**]. If during the Collaboration Term either Party (the “[**]”) intends to [**], and such proposed [**], and such [**] either (x) would not include [**] or (y) would require the [**] (an “[**]”), then:
               (i) The [**] shall provide written notice to the JRDC of such intention to [**] and during the [**] days following such notification provide such reasonable and available information about such proposed [**] to the JRDC as the other Party’s JRDC Representatives may request;
               (ii) The JRDC shall consider the advisability of such proposed [**] based on its potential to [**] without unduly burdening [**], and if the JRDC determines that such proposed [**] is advisable, the JRDC shall approve such [**] and the agreement between the [**] and [**]; and
               (iii) If the JRDC does not approve such [**], the [**] may, after such [**] day period, following the notification, elect to enter into such [**] at its own expense and the agreement between the [**] and [**].
Notwithstanding the foregoing, if during the [**] days following the [**]’s notice to the JRDC of such intention to engage such [**], the other Party provides written notice to the [**] that (A) the other Party desires to promptly negotiate a Workplan for, and enter into, an Additional Product Development Program that would have [**] would fall and (B) the other Party desires that the [**] not engage the [**] in such proposed [**], then the [**] shall delay entering into such proposed [**] for a period of [**] days in order to provide the Parties with an opportunity to negotiate a Workplan for and initiate such proposed Additional Product Development Program. If the Parties do not initiate such proposed Additional Product Development Program within such [**] day period, then the [**] shall be free to enter into the proposed [**]. If the Parties do initiate such proposed Additional Product Development Program within such [**] day period, the proposed [**] shall be subject to Section 2.5(a) above, if such [**] would [**] for such Additional Product Development Program.
     Section 2.6 Supply of Alnylam siRNAs.
          (a) Preclinical and Clinical Supply. Subject to Section 2.4, during each Product Development Program Term, unless otherwise agreed by the Parties, Alnylam shall initially have responsibility for procuring and providing Alnylam siRNAs for use by the Parties in the conduct of Workplan activities relating to such Product Development Program, and the Manufacturing Cost of such supply shall constitute a Development Cost that will be shared by the Parties pursuant to Section 4.1.
          (b) Commercial Supply. If Medtronic continues as the Commercializing Party with respect to Licensed Products Developed in a Product Development Program, after successful completion of the Phase I Study for such Product Development Program, the Parties shall negotiate and enter into a separate manufacturing and supply agreement that shall include the terms set forth in Exhibit A attached hereto (the “siRNA Supply Agreement”) under which Alnylam shall, directly or through a Third Party, provide the commercial supply of Alnylam siRNA(s) for such Licensed Products, at Alnylam’s Manufacturing Cost plus [**] percent

([**]%) (as reflected in a standard cost as described below), in stable bulk material form and meeting mutually agreed manufacturing specifications to be set forth in the siRNA Supply Agreement, to Medtronic or its designee. If the Parties have not entered into an siRNA Supply Agreement within sixty (60) days after commencing negotiations, either Party may submit such impasse for resolution pursuant to Section 2.3(d)(ii). [**].
     Section 2.7 SAB Observer Right. During the Collaboration Term, Alnylam shall continue to permit a Medtronic representative reasonably acceptable to Alnylam to attend all meetings of Alnylam’s Scientific Advisory Board as an observer. Alnylam consents to [**] as Medtronic’s initial representative for such purpose.
Article III
Grant of Rights
     Section 3.1 Alnylam Grants.
          (a) Product Development Program Licenses.
               (i) Subject to the terms and conditions of this Agreement (including Section 2.5(a)) and Alnylam’s right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates a non-exclusive, non-royalty-bearing right and license in the Territory during the applicable Product Development Term, without the right to grant sublicenses (except in accordance with Section 3.1(c)), under Alnylam’s rights in Alnylam Intellectual Property, to perform Medtronic’s obligations hereunder and to use Alnylam siRNAs in the course of the Product Development Program(s) to (A) Discover and Develop Licensed Products in the Field and (B) subject to Section 3.1(f), to make or have made Licensed Products in the Field.
               (ii) Subject to the terms and conditions of this Agreement (including Section 2.5(a)) and Alnylam’s right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates a non-exclusive, non-royalty-bearing right and license in the Territory during the applicable Product Development Term, with the right to grant sublicenses, under Alnylam’s rights in Program Intellectual Property, to perform Medtronic’s obligations hereunder and to use Alnylam siRNAs in the course of the Product Development Program(s) to (A) Discover and Develop Licensed Products in the Field and (B) subject to Section 3.1(f), to make or have made Licensed Products in the Field.
               (iii) For the avoidance of doubt, the foregoing licenses in this Section 3.1(a) to Discover any Licensed Product are subject to Alnylam’s first having made available or approved the siRNA contained in such Licensed Product.
          (b) Commercialization Licenses.
               (i) Subject to the terms and conditions of this Agreement (including Section 2.5(a)) and Alnylam’s right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates (subject to Section 8.1(a)) a royalty-bearing right and license in the Territory, with the right (subject to Section 3.1(c)) to grant sublicenses, under Alnylam’s rights in Alnylam Intellectual Property, (A) on an exclusive basis, to Commercialize Licensed Products Developed in the course of the Collaboration Program for which Medtronic is the Commercializing Party and (B) on a non-exclusive basis and subject to Section 3.1(f), to make or have made Licensed Products Developed in the course of the Collaboration Program for which Medtronic is the Commercializing Party.
               (ii) Subject to the terms and conditions of this Agreement (including Section 2.5(a)) and Alnylam’s right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates (subject to Section 8.1(a)) a royalty-bearing right and license in the Territory, with the right to grant sublicenses, under Alnylam’s rights in Program Intellectual Property, (A) on an exclusive basis, to Commercialize Licensed Products Developed in the course of the Collaboration Program for which Medtronic is the Commercializing Party and (B) on a non-exclusive basis and subject to Section 3.1(f), to make or have made Licensed Products Developed in the course of the Collaboration Program for which Medtronic is the Commercializing Party.
          (c) Medtronic Sublicense Rights. Subject to Section 3.1(d), if Medtronic determines in good faith that, solely for the purpose of facilitating a Product Development Program or the Commercialization of a Licensed Product, it would be advantageous to grant to a Third Party, for such purpose, a sublicense of the rights licensed to Medtronic under Section 3.1(a)(i) or Section 3.1(b)(i), then Medtronic may grant such sublicense; provided that:
               (i) Medtronic’s sublicensees shall have no right to grant further sublicenses without Alnylam’s written consent, which consent shall not be unreasonably withheld;
               (ii) Medtronic shall be primarily liable for any failure by its sublicensees to comply with, and Medtronic guarantees to Alnylam the compliance by each of its sublicensees with, all relevant restrictions, limitations and obligations in this Agreement; and
               (iii) such sublicense is granted pursuant to a written sublicense agreement and Medtronic provides Alnylam with a copy of such sublicense agreement within thirty (30) days after the execution of such sublicense agreement.
          (d) Existing Third Party Contractual Obligations. With respect to Alnylam Intellectual Property that is subject to contractual obligations between Alnylam and Third Parties, Medtronic’s rights and licenses under Section 3.1 of this Agreement are subject to the restrictions and other terms described in Schedule 3.1(d). During the Collaboration Program and the Royalty Term (and, with respect to any continuing obligations under such Third Party contracts, such as record-keeping and audit obligations, thereafter for so long as such obligations continue), Medtronic hereby agrees to comply, and to cause its Affiliates and sublicensees to comply, with such restrictions and other terms.
          (e) License Exclusions. Notwithstanding anything to the contrary herein, the licenses to Alnylam Patent Rights hereunder initially shall not include a license to [**] under any agreement between Alnylam and [**] in effect as of the Effective Date; provided that if any such licensed Patent Rights [**], Medtronic shall have the option of expanding its licenses hereunder to include such issued patents by notifying Alnylam of such election (in which case [**]) and agreeing to [**] under such sublicense during the Royalty Term attributable to such Licensed Product. In addition, if after the Effective Date Alnylam exercises any option under its sponsored research agreement with [**] or its materials exchange agreement with [**] to obtain a license to Patent Rights useful in the Field and controlled by [**], as applicable, and such license includes the right to grant a sublicense to Medtronic, then such Patent Rights licensed from [**], as applicable, shall constitute Alnylam Patent Rights hereunder from and after the date Medtronic requests a sublicense thereto from Alnylam. Medtronic shall [**] by Alnylam to [**] attributable to Medtronic’s sublicense for so long as such sublicense continues. If Medtronic exercises its right under this Section 3.1(e) to obtain sublicense(s) under Patent Rights licensed by Alnylam from [**], Schedule 3.1(d) shall thereupon be amended as necessary to describe applicable restrictions and other terms imposed by such contractual obligations for purposes of Section 3.1(d).
          (f) Medtronic Covenant [**]. Medtronic covenants [**] unless and until there has been a [**], and thereafter only (i) as permitted pursuant to Article VIII; (ii) if Alnylam files for bankruptcy protection or has an involuntary bankruptcy action filed against it, which involuntary bankruptcy action is not dismissed within sixty (60) days after being filed, prior to [**] or (iii) pursuant to the terms of an siRNA Supply Agreement, if such agreement is entered into by the Parties.
          (g) Medtronic Obligation with Respect to Affiliates. Medtronic shall be primarily liable for any failure by its Affiliates to comply with, and Medtronic guarantees to Alnylam the compliance by each of its Affiliates with, all relevant restrictions, limitations and obligations in this Agreement.
     Section 3.2 Medtronic Grants.
          (a) Product Development Program Licenses.
               (i) Subject to the terms and conditions of this Agreement (including Section 2.5(a)) and Medtronic’s right to perform its obligations hereunder, Medtronic hereby grants to Alnylam and its Affiliates a non-exclusive, non-royalty-bearing right and license in the Territory during the applicable Product Development Term, without the right to grant sublicenses (except in accordance with Section 3.2(c)), under Medtronic’s rights in Medtronic Intellectual Property, to perform Alnylam’s obligations hereunder and to use Medtronic Devices in the course of the Product Development Program(s) to (A) Discover and Develop Licensed Products in the Field and (B) subject to Section 3.2(e), to make or have made Licensed Products in the Field.
               (ii) Subject to the terms and conditions of this Agreement (including Section 2.5(a)) and Medtronic’s right to perform its obligations hereunder, Medtronic hereby grants to Alnylam and its Affiliates a non-exclusive, non-royalty-bearing right and license in the Territory during the applicable Product Development Term, with the right to grant sublicenses, under Medtronic’s rights in Program Intellectual Property, to perform Alnylam’s obligations hereunder and to use Medtronic Devices in the course of the Product Development Program(s) to

(A) Discover and Develop Licensed Products in the Field and (B) subject to Section 3.2(e), to make or have made Licensed Products in the Field.
               (iii) For the avoidance of doubt, the foregoing licenses in this Section 3.2(a) to Discover any Licensed Product are subject to Medtronic’s first having made available or approved the Medtronic Device for use in such Licensed Product.
          (b) Commercialization Licenses.
               (i) In the event Alnylam becomes the Commercializing Party for any Licensed Product in any country, and subject to the terms and conditions of this Agreement (including Section 2.5(a)) and Medtronic’s right to perform its obligations hereunder, Medtronic shall, and hereby does, grant to Alnylam and its Affiliates (subject to Section 8.1(a)) a royalty-bearing right and license in the Territory, with the right (subject to Section 3.2(c)) to grant sublicenses, under Medtronic’s rights in Medtronic Intellectual Property, (A) on an exclusive basis, to Commercialize Licensed Products Developed in the course of the Collaboration Program for which Alnylam is the Commercializing Party and (B) on a non-exclusive basis and subject to Section 3.2(e), to make or have made Licensed Products Developed in the course of the Collaboration Program for which Alnylam is the Commercializing Party.
               (ii) In the event Alnylam becomes the Commercializing Party for any Licensed Product in any country, and subject to the terms and conditions of this Agreement (including Section 2.5(a)) and Medtronic’s right to perform its obligations hereunder, Medtronic shall, and hereby does, grant to Alnylam and its Affiliates (subject to Section 8.1(a)) a royalty-bearing right and license in the Territory, with the right to grant sublicenses, under Medtronic’s rights in Program Intellectual Property, to (A) on an exclusive basis, Commercialize Licensed Products Developed in the course of the Collaboration Program for which Alnylam is the Commercializing Party and (B) on a non-exclusive basis and subject to Section 3.2(e), make or have made Licensed Products Developed in the course of the Collaboration Program for which Alnylam is the Commercializing Party.
          (c) Alnylam Sublicense Rights. Subject to Section 3.2(d), if Alnylam determines in good faith that, solely for the purpose of facilitating a Product Development Program or the Commercialization of a Licensed Product, it would be advantageous to grant to a Third Party, for such purpose, a sublicense of the rights licensed to Alnylam under Section 3.2(a)(i) or Section 3.2(b)(i), then Alnylam may grant such sublicense; provided that:
               (i) Alnylam’s sublicensees shall have no right to grant further sublicenses without Medtronic’s written consent, which consent shall not be unreasonably withheld;
               (ii) Alnylam shall be primarily liable for any failure by its sublicensees to comply with, and Alnylam guarantees to Medtronic the compliance by each of its sublicensees with, all relevant restrictions, limitations and obligations in this Agreement; and
               (iii) such sublicense is granted pursuant to a written sublicense agreement and Alnylam provides Medtronic with a copy of such sublicense agreement within thirty (30) days after the execution of such sublicense agreement.

          (d) Existing Third Party Contractual Obligations. With respect to Medtronic Intellectual Property that is subject to contractual obligations between Medtronic and Third Parties, Alnylam’s rights and licenses under Section 3.2 of this Agreement are subject to the restrictions and other terms described in Schedule 3.2(d). During the Collaboration Program and, if and to the extent Alnylam is the Commercializing Party, during the Royalty Term (and, with respect to any continuing obligations under such Third Party contracts, such as record-keeping and audit obligations, thereafter for so long as such obligations continue), Alnylam hereby agrees to comply, and to cause its Affiliates and sublicensees to comply, with such restrictions and other terms.
          (e) License Exclusions. Notwithstanding anything to the contrary herein, the licenses to Medtronic Patent Rights hereunder initially shall not include a license to Patent Rights licensed by Medtronic from [**] (collectively, the “[**] Licensors”) under any agreement between Medtronic and the [**] Licensors in effect as of the Restatement Date; provided that if any such licensed Patent Rights Cover a Licensed Product and Alnylam requires a sublicense be granted by Medtronic under such licensed Patent Rights in order to exercise its rights with respect to Licensed Products hereunder or under a Device Supply Agreement, Medtronic shall grant such sublicense, either directly to Alnylam and/or to any Third Party contract manufacturer of Devices mutually agreed in connection with a Device Supply Agreement, as requested by Alnylam.
          (f) Alnylam Covenant [**]. Alnylam covenants [**] unless and until there has been a [**], and thereafter only (i) as permitted pursuant to Article VIII; (ii) if Medtronic files for bankruptcy protection or has an involuntary bankruptcy action filed against it, which involuntary bankruptcy action is not dismissed within sixty (60) days after being filed, prior to [**] or (iii) pursuant to the terms of a Device Supply Agreement, if such agreement is entered into by the Parties.
     Section 3.3 Retained Rights. Subject to Sections 2.5, 3.1 and 3.2 of this Agreement, each Party retains and shall have the right to practice and license its rights in the Program Intellectual Property without obtaining the other Party’s consent and without any duty to account to the other Party.
Article IV
Financial Provisions
     Section 4.1 Development Cost and Launch Cost Sharing.
          (a) Initial Commitment Amount. The Parties shall each initially commit to contributing fifty percent (50%) of an aggregate funding amount that shall not exceed $[**] without approval by the JRDC, in accordance with the Initial PDP Workplan and the Initial Commitment Budget (as defined in the Initial PDP Workplan), to fund the Initial Commitment Activities (as defined in the Initial PDP Workplan), which Initial Commitment Activities shall consist primarily of certain [**] studies (the “Initial Commitment”).

          (b) US Development Costs. Medtronic and Alnylam shall each be responsible for fifty percent (50%) of all Development Costs incurred during each Product Development Program to support regulatory filing for Licensed Product(s) in the US Territory or satisfy conditions of receiving Regulatory Approval in the US Territory; provided that if either Party has exercised its right to opt out of such Product Development Program pursuant to Section 2.4, the continuing Party shall be responsible for all Development Costs incurred during such Product Development Program following the effective date of such opt-out.
          (c) ROW Development Costs and Device Costs. Medtronic shall be solely responsible for 100% of all Development Costs incurred during each Product Development Program (i) solely to support regulatory filing for Licensed Product(s) in the ROW Territory, or solely to satisfy conditions of receiving Regulatory Approval in the ROW Territory, or (ii) in the Development of Medtronic Devices for use in Licensed Products in the ROW Territory; provided that if Medtronic has exercised its right to opt out of such Product Development Program pursuant to Section 2.4(b) and Alnylam has elected to become the Commercializing Party, Alnylam shall be responsible for all Development Costs incurred during such Product Development Program following the effective date of such opt-out.
          (d) Launch Costs. The Commercializing Party shall be solely responsible for Launch Costs, subject to partial reimbursement as set forth in Section 4.3(f).
     Section 4.2 Milestone Payments for Product Development Programs. The Commercializing Party shall make the following milestone payments to the other Party upon the first occurrence of the following milestones for the first Licensed Product to reach such milestone in each Product Development Program for which such Party is the Commercializing Party:

Milestone Payment
Milestones	Upon Occurrence of Milestone
Upon filing of an NDA with a Regulatory Authority in a Major Market other than the United States	$[**]
Upon receipt of Regulatory Approval in a Major Market other than the United States	$[**]
If for any reason a milestone event corresponding to a milestone payment under this Section 4.2 does not occur prior to the occurrence of the next milestone event listed in the table above in this Section 4.2 for such Product Development Program, then such prior non-occurring milestone event shall be deemed to occur concurrently with the occurrence of the next milestone event. Each milestone payment shall be made within thirty (30) days after the achievement of the applicable milestone.

     Section 4.3 Royalty Payments.
          (a) Royalty. During the Royalty Term applicable to each Licensed Product, and subject to adjustment as set forth in Sections 4.3(b), 4.3(c), 4.3(d), and 4.3(e) and offsetting credits as set forth in Sections 4.3(f), 5.2(a) and 5.4(c), the Commercializing Party shall pay to the other Party royalties on a Licensed Product-by-Licensed Product basis, with the amount of such royalties calculated as a percentage of Net Sales in a Medtronic Fiscal Year for such Licensed Product. Such royalties for the Licensed Product(s) resulting from the Initial Product Development Program are as follows:
               (i) With respect to Net Sales of each Licensed Product in the US Territory, as follows:

Percentage of
Annual Net Sales in US Territory	Incremental Amount
Up to and including $[**]	[**]	%

Above $[**] up to and including $[**]	[**]	%

Above $[**] up to and including $[**]	[**]	%

Above $[**] up to and including $[**]	[**]	%

Above $[**]	[**]	%
               (ii) With respect to Net Sales of each Licensed Product in the ROW Territory, as follows:

Percentage of
Annual Net Sales in ROW Territory	Incremental Amount
Up to and including $[**]	[**]%

Above $[**] up to and including $[**]	[**]%

Above $[**] up to and including $[**]	[**]%

Above $[**] up to and including $[**]	[**]%

Above $[**]	[**]%
For example, if Net Sales for a Licensed Product throughout the ROW Territory totaled $[**] in a Medtronic fiscal year, the total royalties (before applying any adjustments or credits) for such Net Sales would be $[**], calculated as follows: [**].
          (b) Opt-Out Adjustment. The royalty payment due to the non-Commercializing Party following any exercise by the non-Commercializing Party of its right pursuant to Section 2.4 to opt out of a Product Development Program shall be reduced to a percentage of the royalty payment determined pursuant to Section 4.3(a) (i.e., treating the Commercializing Party as the royalty-paying Party and the other Party as the royalty-receiving Party) for each Licensed Product included in such Product Development Program, determined as set forth below based on the point during such Product Development Program that the non-Commercializing Party provided notice that it was exercising its right to opt out of such Product Development Program:

Timing of Opt Out Notice	Percentage
[**] Opt Out	[**]	%

[**] Opt Out	[**]	%

[**] Opt Out	[**]	%

[**] Opt Out	[**]	%
          (c) Reduction for Lack of Patent Coverage. Subject to Section 4.3(g), the royalty set forth in Sections 4.3(a) and 4.3(b) payable by the Commercializing Party to the other Party with respect to Net Sales of a Licensed Product in the Territory shall be reduced by [**] percent ([**]%) during any portion of the Royalty Term for such Licensed Product in which the use, offer for sale, sale and importation of such Licensed Product in the country of sale, and the manufacture of such Licensed Product in the country of manufacture, are not Covered by a Valid Claim of Alnylam Patent Rights or Program Patent Rights (if Medtronic is the Commercializing Party) or Medtronic Patent Rights or Program Patent Rights (if Alnylam is the Commercializing Party).
          (d) Reductions to Royalties for Third Party Royalties. During the Royalty Term and subject to Section 4.3(g), the royalty set forth in Sections 4.3(a)(i) and 4.3(c) payable by the Commercializing Party to the other Party with respect to Net Sales of a Licensed Product in the US Territory shall be reduced by [**] percent ([**]%) of the amounts attributable to such Licensed Product in the US Territory paid by such Commercializing Party to the other Party pursuant to Section 4.3(h) and to Third Parties in respect of licenses under [**] and Listed or Approved Third Party Agreements necessary for the Discovery, Development, manufacturing or Commercialization of such Licensed Product in the US Territory. In the event that the non-Commercializing Party has exercised its right to opt out of the Product Development Program under which the Licensed Product was Developed, any royalty reduction pursuant to this Section 4.3(d) shall be prorated in accordance with the applicable percentage listed in the table set forth in Section 4.3(b) above for the point during such Product Development Program at which the non-Commercializing Party provided notice that it was exercising its right to opt out of such Product Development Program. For example, if the royalty reduction calculated in accordance with the first sentence of this Section 4.3(d) is $[**] and the timing of the non-Commercializing Party’s opt-out of the relevant Product Development Program made such opt-out a [**] Opt Out, then the royalty reduction pursuant to this Section 4.3(d) would be $[**].
          (e) Reductions to Royalties for Section 2.5(d)(iii) [**] Agreements. During the Royalty Term, the royalty set forth in Sections 4.3(a) and 4.3(b) with respect to Net Sales of a Licensed Product shall be reduced by [**] percent ([**]%) of any royalties paid by the Commercializing Party to Third Parties in respect of licenses under Section 2.5(d)(iii) [**]

Agreements necessary for the Discovery, Development, manufacturing or Commercialization of such Licensed Product for which the non-Commercializing Party is the [**].
          (f) Credit for Launch Costs. Subject to Section 4.3(g), Medtronic may credit up to [**] percent ([**]%) of Launch Costs relating to a Licensed Product (“Reimbursable Launch Costs”) against any royalty payment otherwise payable to Alnylam under this Section 4.3 with respect to Net Sales of such Licensed Product in the US Territory, provided that Alnylam has not exercised its right pursuant to Section 2.4(a) to opt out, and has not been deemed to have opted out pursuant to Section 8.4(c)(iii), of the Product Development Program in which such Licensed Product was Developed.
          (g) Aggregate Reduction Limitation. The royalty reductions provided for in Sections 4.3(c) and 4.3(d), combined with the credit for Reimbursable Launch Costs set forth in Section 4.3(f), and the offsetting credits set forth in Sections 5.2(a) and 5.4(c), shall not in the aggregate exceed [**] percent ([**]%) of the royalty otherwise payable to the non-Commercializing Party under Section 4.3(a). The Commercializing Party may [**] in the manner specified in Sections 4.3(c), 4.3(d), 4.3(f), 5.2(a) and 5.4(c), with such portion [**] in this Section 4.3(g).
          (h) Listed or Approved Third Party Agreements. In addition to any royalty set forth in Sections 4.3(a) and 4.3(b), during the Royalty Term, the Commercializing Party for a Licensed Product shall reimburse the other Party for the amounts payable by such other Party to Third Parties pursuant to Listed or Approved Third Party Agreements, including such amounts set forth in Schedule 4.3(h) with respect to Listed or Approved Third Party Agreements in effect as of the Restatement Date, in respect of the Discovery, Development, manufacturing and/or Commercialization of such Licensed Product and/or in respect of the licenses and sublicenses granted by the other Party to the Commercializing Party in this Agreement with respect to such Licensed Product in the Territory. The Parties shall cooperate to coordinate such reimbursements by the Commercializing party in a manner that ensures all amounts payable by the other Party pursuant to Listed or Approved Third Party Agreements are paid in a timely manner and otherwise in compliance with such Listed or Approved Third Party Agreements (i.e., in a manner that does not require the other Party to pay such amounts to any Third Party prior to receiving such amounts from the Commercializing Party).
     Section 4.4 Duration of Royalty Payments. The royalties payable under Section 4.3(a) shall be paid on each Licensed Product until the expiration of the Royalty Term on a Licensed Product-by-Licensed Product and country-by-country basis.
     Section 4.5 Royalties Payable Only Once. The Commercializing Party’s obligation to pay royalties under Section 4.3(a) is imposed only once with respect to the same unit of Licensed Product, including by reason of such Licensed Product being Covered by more than one Valid Claim of Alnylam Patent Rights or Program Patent Rights.
     Section 4.6 Credits Against Future Royalties. If the validity of a Valid Claim of an issued patent is the subject of administrative action or legal action by a non-governmental Third Party in a country and as a result of such action is later revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction or and as a result of such action is disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise in such country, and such Valid Claim was the sole basis for the payment of royalties by the Commercializing Party for a Licensed Product(s) pursuant to Section 4.3 for the country in question, then the Commercializing Party shall be entitled to credit the amount of royalties paid to the other Party under Section 4.3 for such Licensed Product(s), from the date the Valid Claim became the subject of such action to the date of the final unappealable decision (but excluding any period during which such Third Party is enjoined from engaging in activities that would infringe such Valid Claim or during which approval of such Third Party’s NDA (or abbreviated new drug application) is stayed by the applicable Regulatory Authority following the institution by such Third Party of such action through a paragraph IV certification under 21 CFR Part 314 asserting that such Valid Claim is invalid, unenforceable or that no infringement will arise from the manufacture, use or sale of such Third Party’s product, or through an equivalent law or regulation (an “Enjoined Period”)), against any future royalties or payments to be made to the other Party with respect to the Commercialization of the Licensed Product in question (excluding reimbursement amounts pursuant to Sections 3.1(e) and 4.3(h)).
     Section 4.7 Quarterly Reconciliation of Development Costs and Net Sales; Royalty Reports and Accounting.
          (a) Within forty-five (45) days after the end of each Medtronic Fiscal Quarter during the Collaboration Term, each Party shall provide the other Party with a statement of the Development Costs, if any, actually incurred by such Party during such Medtronic Fiscal Quarter, as well as the details of any adjustments to be made to the amounts submitted by such Party for any previous Medtronic Fiscal Quarter (such reports, “Quarterly Reports”). The Quarterly Reports shall be in a form to be mutually agreed by the Parties within ninety (90) days after the Restatement Date. The net amount payable by a Party, if any, under such Quarterly Reports shall be calculated in a manner to allocate responsibility for Development Costs between the Parties as set forth in Section 4.1 above, and shall be paid by the Party owing such net amount to the other Party within fifteen (15) days after such reports are delivered. For example, with respect to Development Costs for the US Territory, if neither Party has exercised its right to opt out of a Product Development Program pursuant to Section 2.4, then the Party that incurred a lower amount of such Development Costs for such Medtronic Fiscal Quarter shall pay the other Party fifty percent (50%) of the difference between the amounts of such Development Costs incurred respectively by the Parties during such Medtronic Fiscal Quarter.
          (b) Following the First Commercial Sale of any Licensed Product in the Territory, the Commercializing Party shall deliver to the other Party, within forty-five (45) days after the end of each Medtronic Fiscal Quarter, reasonably detailed written accountings of Net Sales of Licensed Products that are subject to royalty payments due to the other Party for such Medtronic Fiscal Quarter. Such accountings shall be Confidential Information of the Commercializing Party unless otherwise excluded by Sections 1.13(a) through 1.13(d). Such accountings shall indicate gross sales and Net Sales on a country-by-country and Licensed Product-by-Licensed Product basis and the calculation of royalties from such gross sales and Net Sales, including an accounting of deductions taken from gross sales to arrive at Net Sales and the amounts of and documentation supporting any reduction pursuant to Sections 4.3(c), 4.3(d), and 4.3(e), any offsetting credit pursuant to Sections 4.3(f), 5.2(a) and 5.4(c), and any [**] Fiscal Quarter pursuant to Section 4.3(g). When the Commercializing Party delivers such accounting to the non-Commercializing Party for a Medtronic Fiscal Quarter, the Commercializing Party shall also deliver all royalty payments due under Section 4.3 to the non-Commercializing Party for such Medtronic Fiscal Quarter.
          (c) Each Party shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest three (3) years relating to gross sales, Net Sales, Development Costs, Reimbursable Launch Costs and all information relevant under Sections 4.3, 4.7, 4.8 and 4.9. For the sole purpose of verifying amounts payable to the auditing Party hereunder, the auditing Party shall have the right annually, at the auditing Party’s expense, to retain an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, to review such records in the location(s) where such records are maintained by the audited Party, its Affiliates and sublicensees upon reasonable notice and during regular business hours. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to the audited Party prior to conducting such audit. Such representatives shall disclose to each Party only their conclusions regarding the accuracy of payments of royalties and expenses hereunder and of records related thereto. The right to audit any royalty report, Quarterly Report or payment shall extend for three (3) years from the end of the calendar year in which such royalty report or Quarterly Report was delivered or such payment was made. Each royalty report and Quarterly Report shall be subject only to one such audit. The audited Party shall promptly pay the auditing Party the amount of any underpayment revealed by such audit together with interest calculated in the manner provided in Section 4.9. If the underpayment is equal to or greater than ten percent (10%) of the amount that was otherwise due, the auditing Party shall be entitled to have the audited Party reimburse the auditing Party’s reasonable out-of-pocket costs of such review. The auditing Party shall promptly return to the audited Party any overpayment revealed by such audit.
     Section 4.8 Currency Exchange. With respect to sales of Licensed Products invoiced in U.S. Dollars, the sales and royalties payable shall be expressed in U.S. Dollars. With respect to sales of Licensed Products invoiced in a currency other than U.S. Dollars, the sales and royalties payable shall be expressed in their U.S. Dollar equivalent calculated using the Commercializing Party’s standard currency translation methodology for the conversion of foreign sales currencies into U.S. Dollars, which methodology shall be in accordance with GAAP and shall be the methodology generally used by the Commercializing Party for currency conversions in such Party’s audited financial statements. All payments shall be made in U.S. Dollars.
     Section 4.9 Tax Withholding. Each Party shall use all reasonable and legal efforts to reduce tax withholding on payments made to the other Party. Notwithstanding such efforts, if the paying Party concludes that tax withholdings under the laws of any country are required with respect to payments to the other Party, the paying Party shall withhold the required amount and pay it to the appropriate governmental authority. In such case, the paying Party shall promptly provide the other Party with copies of receipts or other evidence reasonably required and sufficient to allow the other Party to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.
     Section 4.10 Late Payments. The paying Party shall pay interest to the other Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the then current “prime rate” in effect at Wells Fargo Bank, N.A. or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due.
Article V
Intellectual Property Ownership, Protection and Related Matters
     Section 5.1 Ownership of Inventions.
          (a) Non-Program Know-How. Any Know-How developed by Medtronic or Alnylam prior to or outside the Collaboration Program shall remain the sole property of such Party.
          (b) Device Inventions. Medtronic shall exclusively own all Device-Related Know-How made or created by either Party, their employees, agents and consultants, or jointly by any of the foregoing, in the course of the Collaboration Program (“Device Inventions”).
          (c) Joint Inventions and Sole Inventions. All Know-How other than Device Inventions made or created jointly by employees, agents and consultants of Medtronic, on the one hand, and employees, agents and consultants of Alnylam, on the other hand, in the course of the Collaboration Program (“Jointly Developed Inventions”) shall be owned jointly on the basis of each Party having an undivided interest in the whole. All Know-How other than Device Inventions made or created solely by employees, agents and consultants of a Party in the course of the Collaboration Program (“Sole Inventions”) shall be owned exclusively by such Party.
          (d) Inventorship. The determination of inventorship shall be made in accordance with United States patent laws. In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute. The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.
          (e) Data Ownership; Right of Reference and Other Use. All preclinical and clinical data generated with respect to the Licensed Products in the course of the Collaboration Program shall be owned by the Party generating such data (“Program Data”) and each Party shall have access to all Program Data generated by the other Party in the course of the Collaboration Program. Each Party shall have a right of reference with respect to, and the right to use, all Program Data; provided that, (i) Alnylam shall not attempt to use such Program Data as the primary basis for obtaining a Regulatory Approval for a Product, other than a Licensed Product for which Alnylam is the Commercializing Party, that includes a Device substantially similar to any Medtronic Device used to generate such Program Data and (ii) Medtronic shall not use such Program Data as the primary basis for obtaining a Regulatory Approval for a Product, other than a Licensed Product for which Medtronic is the Commercializing Party, containing an siRNA [**] substantially similar to any Alnylam siRNA used to generate such data. Subject to the proviso in the immediately preceding sentence, each Party shall be entitled to access, reference, disclose to investors, lenders, acquirers, licensees, contractors and prospective investors, lenders, acquirers, licensees and contractors, and otherwise use all Program Data without the other Party’s consent and without any duty to account to the other Party for such access, reference, disclosure and other use. During the Product Development Term for any Development Candidate or as provided in Section 8.4, the Parties agree that upon the non-sponsoring Party’s written request, the Party that is sponsoring any IND, NDA or similar application filed with any Regulatory Authority will provide copies to the other Party of all data and other materials submitted with respect to such application and all correspondence from the Regulatory Authority (“Right of Access”).
          (f) Further Actions and Assignments. Each Party shall take all further actions and execute all assignments requested by the other Party and reasonably necessary or desirable to vest in the other Party the ownership rights set forth in this Section 5.1.
     Section 5.2 Prosecution and Maintenance of Patent Rights.
          (a) Sole Inventions Owned by Alnylam. Alnylam shall have the exclusive right and option to file and prosecute any patent applications and maintain any patents Covering Sole Inventions owned by Alnylam; provided that in the event that Alnylam declines the option to file and prosecute any such patent applications or maintain any such patents that Cover Licensed Products, it shall give Medtronic reasonable notice to this effect, sufficiently in advance to permit Medtronic to undertake such filing, prosecution and maintenance without a loss of rights, and thereafter Medtronic may, upon written notice to Alnylam, file and prosecute such patent applications and maintain such patents in Alnylam’s name, all at Medtronic’s expense (subject to the immediately following sentence), and all such Sole Inventions shall remain owned exclusively by Alnylam. If Medtronic incurs filing, prosecution and/or maintenance expenses with respect to Sole Inventions owned by Alnylam and Covering a Licensed Product in accordance with the immediately preceding sentence, Medtronic shall be entitled to deduct the reasonable and documented amount of such expenses from any royalties that Medtronic pays to Alnylam with respect to such Licensed Product pursuant to Section 4.3.
          (b) Device Inventions and Sole Inventions Owned by Medtronic. Medtronic shall have the exclusive right and option to file and prosecute any patent applications and to maintain any patents Covering Device Inventions and Sole Inventions owned by Medtronic.
          (c) Jointly Developed Inventions. The JRDC shall determine which Party shall have the right and option to file and prosecute any patent applications and to maintain any patents Covering Jointly Developed Inventions at the shared expense of both Parties; provided that in the event that either Party declines an option to file and prosecute any such patent applications or maintain any such patents that pertain solely to Licensed Products or declines to share in such filing, prosecution and maintenance expenses (“Non-Electing Party”), it shall give the other Party (“Electing Party”) reasonable notice to this effect, sufficiently in advance to permit the Electing Party to undertake such filing, prosecution and maintenance without a loss of rights, and thereafter the Electing Party may, upon written notice to the Non-Electing Party, file and prosecute such patent applications and maintain such patents in its own name and at its sole expense, and the Non-Electing Party shall assign all of its rights therein to the Electing Party for no additional consideration.

          (d) Costs and Expenses. Except as otherwise provided in Section 5.2(c), each Party shall bear its own costs and expenses in filing, prosecuting and maintaining Patent Rights Covering Device Inventions, Sole Inventions and Jointly Developed Inventions. Furthermore, Alnylam shall bear its own costs and expenses in filing, prosecuting and maintaining other Patent Rights within Alnylam Patent Rights and Medtronic shall bear its own costs and expenses in filing, prosecuting and maintaining other Patent Rights within Medtronic Patent Rights.
          (e) Cooperation. Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of Program Patent Rights pursuant to this Section 5.2, including the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to undertake any filing, prosecution or maintenance of Patent Rights that such Party has elected not to pursue, as provided for in Sections 5.2(a), (b) and (c).
     Section 5.3 Third Party Infringement.
          (a) Notice. Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known or suspected infringement of Medtronic Patent Rights, Alnylam Patent Rights or Program Patent Rights or (ii) known or suspected unauthorized use or misappropriation of Medtronic Know-How, Alnylam Know-How or Program Know-How, related to the unauthorized manufacture, use, offer for sale, sale or importation of a Product in the Field, of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.
          (b) Infringement Actions.
               (i) Alnylam shall have the sole and exclusive right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Alnylam Intellectual Property and the Program Intellectual Property Covering Sole Inventions made by Alnylam prior to the Restatement Date. To the extent that any such suit or action pertains to Licensed Products, Alnylam shall give Medtronic advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Medtronic with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Alnylam shall keep Medtronic promptly informed, and shall from time to time consult with Medtronic regarding the status of any such suit or action and shall provide Medtronic with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. For the avoidance of doubt, Medtronic shall have no right to enforce any Alnylam Intellectual Property or any Program Intellectual Property Covering Sole Inventions made by Alnylam prior to the Restatement Date.
               (ii) Medtronic shall have the sole and exclusive right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Medtronic Intellectual Property and the Program Intellectual Property Covering Sole Inventions made by

Medtronic prior to the Restatement Date. To the extent that any such suit or action pertains to Licensed Products, Medtronic shall give Alnylam advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Alnylam with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Medtronic shall keep Alnylam promptly informed, and shall from time to time consult with Alnylam regarding the status of any such suit or action and shall provide Alnylam with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. For the avoidance of doubt, Alnylam shall have no right to enforce any Medtronic Intellectual Property or any Program Intellectual Property Covering Sole Inventions made by Medtronic prior to the Restatement Date.
               (iii) Subject to Section 5.3(b)(i) and Section 5.3(b)(ii), the Commercializing Party shall have the initial right to initiate a suit or take other appropriate action that it believes is reasonably required to protect Program Intellectual Property. To the extent that any such suit or action pertains to Licensed Products, the Commercializing Party shall give the other Party advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, the Commercializing Party shall keep the other Party promptly informed, and shall from time to time consult with the other Party regarding the status of any such suit or action and shall provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.
          (c) Step-in Rights. If the Commercializing Party fails to initiate a suit or take such other appropriate action under Section 5.3(b)(iii) above within [**] days after becoming aware of alleged infringement, unauthorized use or misappropriation, then, to the extent that such alleged infringement, unauthorized use or misappropriation results in a product that competes with a Licensed Product, the other Party may, in its discretion, provide the Commercializing Party with written notice of its intent to initiate a suit or take other appropriate action. If the other Party provides such notice and the Commercializing Party fails to initiate a suit or take such other appropriate action within [**] days after receipt of such notice from the other Party, then the non-Commercializing Party shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Program Intellectual Property. The non-Commercializing Party shall give the Commercializing Party advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide the Commercializing Party with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, the non-Commercializing Party shall keep the Commercializing Party promptly informed, and shall from time to time consult with the Commercializing Party regarding the status of any such suit or action and shall provide the Commercializing Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Notwithstanding the foregoing provisions of this Section 5.3(c), the rights of the non-Commercializing Party to initiate suit or take other action pursuant to this Section 5.3(c) shall be subject to all limitations and restrictions on such rights imposed by agreements between the Commercializing Party and Third Parties.
          (d) Conduct of Action; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 5.3. If required under applicable law in order for such Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 5.3, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.
          (e) Recoveries. To the extent that any such suit or action pertains to Licensed Products, any recovery obtained as a result of any proceeding described in this Section 5.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 5.4, by settlement or otherwise, shall be applied in the following order of priority:
               (i) first, the Party initiating the suit or action shall be reimbursed for all costs in connection with such proceeding paid by such Party;
               (ii) second, the other Party shall be reimbursed for all costs in connection with such proceeding paid by the other Party; and
               (iii) third, any remainder shall be paid seventy-five percent (75%) to the Party initiating the suit or action, and the balance to the other Party.
     Section 5.4 Claimed Infringement; Claimed Invalidity.
          (a) Notice. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against a Party, or any of its Affiliates or sublicensees, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, based upon an assertion or claim arising out of the research, development, manufacture, use or sale of Licensed Products by such Party (a “Third Party Infringement Claim”), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.
          (b) Defense of Third Party Infringement Claims. The Parties’ respective obligations with respect to Third Party Infringement Claims are set forth in Section 9.1.
          (c) Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Alnylam Patent Right, Medtronic Patent Rights or Program Patent Right Covering a Licensed Product is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Alnylam or Medtronic pursuant to Section 5.3, in a declaratory judgment action or in a Third Party Infringement Claim brought against Alnylam or Medtronic, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim involving Patent Rights Controlled by the other Party without the consent of the other Party. If the Commercializing Party for a Licensed Product incurs expenses to respond to Invalidity Claims involving Alnylam Patent Rights (if Medtronic is the Commercializing Party) or Medtronic Patent Rights (if Alnylam is the Commercializing Party) pertaining to such Licensed Product, the Commercializing Party shall be entitled to deduct the reasonable and documented amount of such expenses from the royalties that it pays to the non-Commercializing Party with respect to such Licensed Product pursuant to Section 4.3.
     Section 5.5 Patent Term Extensions. The Parties shall, as necessary and appropriate, use reasonable efforts to agree upon a joint strategy for obtaining, and cooperate with each other in obtaining, patent term extensions for Medtronic Patent Rights, Alnylam Patent Rights or Program Patent Rights Covering Licensed Products.
     Section 5.6 Patent Marking. The Commercializing Party shall comply with all applicable statutes that require patent marking in any country in which Licensed Products are sold by such Party, its Affiliates and/or sublicensees with respect to Program Patent Rights and Patent Rights Controlled by the other Party with respect to which the other Party has provided the Commercializing Party the appropriate language to be used sufficiently in advance of the sale of the Licensed Product to allow the Commercializing Party to mark such Licensed Product.
     Section 5.7 Maintain Licenses in Force. The non-Commercializing Party shall promptly notify the Commercializing Party if any Third Party with which the non-Commercializing Party has entered into a license agreement material to any Development Candidate, Medtronic Device or Licensed Product alleges any breach, default, or event that, with the passage of time or giving of notice, could become a default by the non-Commercializing Party of any such license agreement. The Commercializing Party shall be entitled, but not obligated, to cure any alleged breach or default by the non-Commercializing Party of a payment obligation or other obligation, if possible, under any such license agreement and set-off the cost of such cure against amounts otherwise owed to the non-Commercializing Party hereunder. The non-Commercializing Party agrees that, prior to modifying, waiving, amending or letting lapse any provision of any such license agreement in a manner material to any Development Candidate or Licensed Product, it shall notify the Commercializing Party of such prospective modification, waiver, amendment or lapse and provide the Commercializing Party with a reasonable opportunity to provide the non-Commercializing Party with input regarding such prospective modification, waiver, amendment or lapse. The non-Commercializing Party shall use reasonable efforts, consistent with the exercise of reasonable business judgment, not to modify, waive, amend or let lapse any such license agreement, and not to take any action or omit to take any action with respect to any such license agreement, an effect of which would be to adversely affect the Commercializing Party’s rights or obligations hereunder in any material respect.
Article VI
Confidentiality

     Section 6.1 Confidential Information. With respect to any Confidential Information of a Party disclosed by it or its Affiliates to the other Party during the term of the Original Collaboration Agreement or this Agreement, such receiving Party agrees: (a) not to use any Confidential Information consisting of Device-Related Know-How or Primary Sequence or Chemical Modification Know-How in connection with activities other than those contemplated by this Agreement, (b) that any Confidential Information consisting of Device-Related Know-How or Primary Sequence or Chemical Modification Know-How shall not be used in conjunction with any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party, (c) that such Confidential Information shall be maintained in confidence by the receiving Party and its Affiliates, and (d) that such Confidential Information shall not be disclosed by the receiving Party or its Affiliates to any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party. Notwithstanding the foregoing provisions of this Section 6.1, either Party may disclose Confidential Information of the other Party or the terms of this Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable law, regulation or legal process, including by the rules or regulations of the United States Securities and Exchange Commission (the “SEC”) or similar regulatory agency in a country other than the United States or of any stock exchange, in which event such Party shall provide prior notice of such intended disclosure to such other Party sufficiently in advance to enable the other Party to seek confidential treatment or other protection for the Confidential Information subject to such requirement unless the disclosing Party is prevented by law or regulation from providing such advance notice, shall disclose only such Confidential Information of such other Party as such disclosing Party reasonably determines is required to be disclosed, and shall seek confidential treatment of any terms of this Agreement that such other Party considers particularly sensitive, including the royalty rate terms of this Agreement, from the SEC, similar regulatory agencies in countries other than the United States, or any stock exchange.
     Section 6.2 Disclosures to Employees, Consultants and Advisors. Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement, provided that each Party shall remain responsible for any failure by its and its Affiliates’ respective employees, consultants and advisors to treat such information and materials as required under Section 6.1.
     Section 6.3 Term. All obligations imposed under this Article VI shall expire upon the later of (a) the expiration of the last-to-expire Royalty Term or (b) [**] years after the expiration or termination of this Agreement.
     Section 6.4 Publicity. Upon execution of this Agreement, the Parties shall jointly issue a press release announcing the execution of this Agreement in form and substance substantially as attached hereto as Exhibit B. During the term of this Agreement, the content of any press release or public announcement relating to this Agreement and/or Licensed Products shall be mutually agreed by the Parties, which agreement shall not be unreasonably withheld, delayed or conditioned, except that a Party may, without the other Party’s consent, (a) issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates, (b) issue such press release or public announcement if the contents of such press release or public announcement are limited substantially to any of the matters set forth on Exhibit C, or (c) issue such press release or public announcement if such Party reasonably determines, based on advice from its counsel, that it is required to issue such a press release or public announcement by applicable law, regulation or legal process, including by the rules or regulations of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange, in which event such Party shall provide at least two (2) business days’ prior notice of such intended press release or public announcement to the other Party unless the disclosing Party is prevented by law, regulation or legal process for providing such advance notice and shall include in such press release or public announcement only such information relating to this Agreement and/or the Licensed Product as it reasonably determines is required by such applicable law, regulation or legal process. The Party subject to the requirement to issue such press release or public announcement shall, if reasonably practicable under the circumstances, consider in good faith all comments provided by the other Party prior to such press release or public announcement.
     Section 6.5 Publications. The Parties acknowledge that scientific lead time is a key element of the value of the Collaboration Program and further agree to use Commercially Reasonable Efforts to control public scientific disclosures of the results of the Collaboration Program to prevent any potential adverse effect of any premature public disclosure of such results. The Parties shall establish a procedure for publication review and each Party shall first submit to the other Party an early draft of all such publications, whether they are to be presented orally or in written form, at least thirty (30) days prior to submission for publication. Each Party shall review such proposed publication in order to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from the Collaboration Program. If, as soon as reasonably possible, but no longer than thirty (30) days following receipt of an advance copy of a Party’s proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party shall delete such Confidential Information from its proposed publication. In addition, if at any time during such thirty (30) day period, the other Party informs such Party that its proposed publication discloses inventions made by either Party in the course of the Collaboration Program that have not yet been protected through the filing of a patent application, or the public disclosure of such proposed publication could be expected to have a material adverse effect on any Patent Rights or Know-How of such other Party, then such Party shall either (a) delay such proposed publication, for up to sixty (60) days from the date the other Party informed such Party of its objection to the proposed publication, to permit the timely preparation and first filing of patent application(s) on the information involved or (b) remove the identified disclosures prior to publication. The Parties agree that all publications of results of the Collaboration Program by Alnylam or Medtronic shall acknowledge the contribution of the other Party and Third Party collaborators, as applicable, to such results.
Article VII
Representations and Warranties

     Section 7.1 Representations of Authority. Alnylam and Medtronic each represents and warrants to the other Party that it has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.
     Section 7.2 Consents. Alnylam and Medtronic each represents and warrants to the other Party that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Restatement Date in connection with the execution, delivery and performance of this Agreement have been or shall be obtained by the Restatement Date.
     Section 7.3 No Conflict. Alnylam and Medtronic each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Collaboration Program and the licenses and sublicenses to be granted pursuant to this Agreement (a) do not and will not conflict with or violate any requirement of applicable laws or regulations existing as of the Restatement Date and (b) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Restatement Date.
     Section 7.4 Enforceability. Alnylam and Medtronic each represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.
     Section 7.5 Employee Obligations. Alnylam and Medtronic each represents and warrants that all of its employees, officers, consultants and advisors who have been, are or will be involved in the Collaboration Program have executed or will have executed agreements or have existing obligations under law requiring assignment to such Party of all intellectual property made during the course of and as the result of their association with such Party, and obligating the individual to maintain as confidential such Party’s Confidential Information, to the extent required to support such Party’s obligations under this Agreement. Alnylam and Medtronic each represents and warrants that, to its knowledge, none of its employees who have been, are or will be involved in the Collaboration Program are, as a result of the nature of such Collaboration Program to be conducted by the Parties, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, non-competition or non-solicitation.
     Section 7.6 Intellectual Property. Each Party represents and warrants to the other Party as follows:
          (a) To such Party’s knowledge, the performance by either Party of its obligations under any Workplan will not result in the infringement of any intellectual property rights or the use of misappropriated trade secrets of any Third Party.
          (b) Such Party has the right to grant the rights and licenses granted to the other Party by such Party under this Agreement.
          (c) To such Party’s knowledge, no Third Party with which such Party has entered into any license agreement under which Patent Rights or Know-How material to this Agreement are licensed from such Third Party intends to cancel or terminate such license agreement and no Third Party has the right to cancel or terminate such license agreement.
     Section 7.7 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN OR IN THE siRNA SUPPLY AGREEMENT OR IN THE DEVICE SUPPLY AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.
Article VIII
Term and Termination
     Section 8.1 Term. This Agreement shall become effective as of the Restatement Date, shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the Royalty Term for such Licensed Product in such country, and shall expire in its entirety upon the later of (i) the expiration of the Collaboration Term or (ii) the expiration of the last-to-expire Royalty Term, unless earlier terminated as set forth in this Article VIII.
          (a) Effect of Royalty Term Expiration. Upon the expiration of the Royalty Term applicable to any Licensed Product in any country, (i) in the event that Medtronic is the Commercializing Party for such Licensed Product, Medtronic’s licenses under Section 3.1(b) with respect to such Licensed Product shall convert to non-exclusive, fully paid-up, non-royalty-bearing licenses and (ii) in the event that Alnylam is the Commercializing Party for such Licensed Product, Alnylam’s licenses under Section 3.2(b) with respect to such Licensed Product shall convert to non-exclusive, fully paid-up, non-royalty-bearing licenses.
     Section 8.2 Termination For Material Breach.
          (a) Upon any material breach of obligations under a Workplan by a Party (the “Breaching Party”) related solely to such Workplan, the other Party (the “Non-Breaching Party”) may terminate the Product Development Program for which the Workplan was prepared, by providing sixty (60) days’ written notice to the Breaching Party specifying the material breach. In the case of payment defaults, the Breaching Party may cure by paying all non-contested amounts during the notice period and submitting issues regarding the remaining disputed amounts to dispute resolution without termination of the Agreement. The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period. Notwithstanding the foregoing, if such material breach, by its nature, is not curable, the Non-Breaching Party may terminate immediately. If upon the termination of a Product Development Program, no Product Development Program remains in progress and no Licensed Product is then being Commercialized under this Agreement, this Agreement shall terminate when such Product Development Program terminates.
          (b) Upon any material breach of Section 2.5(b) of this Agreement by a Commercializing Party with respect to one or more, but less than all, Major Markets for a given Target Indication, (i) if Medtronic is the Commercializing Party, Alnylam may, as its sole and exclusive remedy for such material breach, terminate the license rights to Alnylam Patent Rights under Sections 3.1(a), 3.1(b) and 3.1(c) and (ii) if Alnylam is the Commercializing Party, Medtronic may, as its sole and exclusive remedy for such material breach, terminate the license rights to Medtronic Patent Rights under Sections 3.2(a), 3.2(b) and 3.2(c), in either case with respect to such Major Markets for such Target Indication, by providing sixty (60) days’ written notice to the Commercializing Party specifying the material breach. The termination shall become effective at the end of the notice period unless the Commercializing Party cures such breach during such notice period. Notwithstanding the foregoing, if such material breach, by its nature, is not curable, the non-Commercializing Party may terminate immediately. Upon termination of the Commercializing Party’s license rights with respect to a Major Market for a Target Indication under this Section 8.2(b), such Party shall have no further obligations under Section 2.5(b) with respect to such Major Market for such Target Indication or liability due to its failure to Commercialize or to use Commercially Reasonable Efforts to Commercialize.
          (c) Upon any material breach of this Agreement by a Party (the “Breaching Party”) other than a material breach described in Section 8.2(a) or 8.2(b), the other Party (the “Non-Breaching Party”) may terminate this Agreement by providing sixty (60) days’ written notice to the Breaching Party, specifying the material breach, provided that, with respect to any such termination based on a material breach of Section 2.5(b), such termination and the consequences set forth in Section 8.4 shall be the Non-Breaching Party’s sole and exclusive remedy for such breach. In the case of payment defaults, the Breaching Party may cure by paying all non-contested amounts during the notice period and submitting issues regarding the remaining disputed amounts to dispute resolution without termination of the Agreement. The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period. Notwithstanding the foregoing, if such material breach, by its nature, is not curable, the Non-Breaching Party may terminate immediately.
     Section 8.3 Termination Upon No-Go Decision. In the event of a No-Go Decision pursuant to Section 2.3(c), either Party may terminate this Agreement upon written notice to the other Party, which termination shall become effective thirty (30) days following receipt by the other Party of such notice.
     Section 8.4 Effect of Termination.
          (a) In the event of termination of this Agreement or a Product Development Program by Alnylam for Medtronic’s uncured (or uncurable) material breach pursuant to Section 8.2(a) or 8.2(c), or in the event that Alnylam elects to assume unilateral Development and Commercialization of Licensed Products following Medtronic’s decision to opt out of a Product Development Program pursuant to Section 2.4(b), then, with respect to the entire Agreement if the entire Agreement is being terminated, or with respect only to the applicable Product Development Program being terminated:
               (i) Medtronic shall, with respect to all Alnylam siRNAs that have achieved [**] as of the effective date of such termination or opt-out, promptly transfer to Alnylam all INDs, NDAs and similar applications filed with Regulatory Authorities for which Medtronic is then the sponsor in relation to Licensed Products containing or using such Alnylam siRNAs; provided that, with respect to any INDs, NDAs, PMAs or similar applications filed with

Regulatory Authorities for which Medtronic is then the sponsor that relate to the use of Medtronic Devices to deliver drugs or compositions other than or in addition to Alnylam siRNAs, Medtronic shall not be obligated to transfer such applications to Alnylam and instead Medtronic must, at Medtronic’s choice, either (A) obtain and maintain applications filed with Regulatory Authorities to Commercialize such Medtronic Device or (B) grant Alnylam a Right of Access and a right of reference for the purposes of obtaining Regulatory Approval of the Licensed Products Developed in such Product Development Program; provided further that, if Medtronic does not transfer any IND, NDA, PMA or similar application pursuant to the immediately preceding proviso, and as a consequence Alnylam would experience a delay in the continued Development or Commercialization of any applicable Licensed Product, Medtronic shall take all reasonable and legally permissible steps to enable Alnylam to continue to operate under such IND, NDA, PMA or similar application retained by Medtronic, without delay, for such reasonable period of time as may be necessary to enable Alnylam to obtain, and provided that Alnylam diligently pursues, approval of any IND, NDA, PMA or similar application that may be necessary for Alnylam to continue Development or Commercialization;
               (ii) Medtronic shall, with respect to all Alnylam siRNAs that have not yet achieved [**], grant Alnylam a Right of Access and a right of reference for any purpose to all INDs and other filings with Regulatory Authorities for which Medtronic is then the sponsor in relation to Licensed Products containing or using such Alnylam siRNAs;
               (iii) Medtronic shall promptly, upon request by Alnylam, provide to Alnylam copies of any scientific and regulatory data in Medtronic’s possession (excluding data already in Alnylam’s possession) with respect to such Alnylam siRNAs and to Licensed Products containing or using such Alnylam siRNAs that are reasonably necessary for Alnylam to undertake subsequent Development, manufacture and Commercialization of such Licensed Products;
               (iv) in the case of Alnylam electing to continue a Product Development Program following termination of such Product Development Program or Medtronic’s decision to opt out of such Product Development Program, Alnylam shall be deemed the Commercializing Party with respect to all Licensed Products Developed under such Product Development Program;
               (v) in the case of termination of the Agreement by Alnylam pursuant to Section 8.2(a) or 8.2(c), Alnylam shall be deemed the Commercializing Party with respect to all relevant Licensed Products and Medtronic shall be deemed to have opted out of all relevant Product Development Programs at the stage in each such Product Development Program during which the breach occurred;
               (vi) all licenses granted to Alnylam under this Agreement shall survive termination, subject to (A) the payment of milestones in accordance with Section 4.2, (B) payment of royalties pursuant to Section 4.3, and (C) the payment of all reimbursement amounts pursuant to Section 4.3(h); and
               (vii) after a Go Decision, if requested by Alnylam, Medtronic shall provide, on an exclusive basis for use in Licensed Products, an adequate supply of Medtronic

Devices to meet Alnylam’s requirements for Devices, including all associated delivery hardware and disposables for use in Licensed Product(s) hereunder for which Alnylam is the Commercializing Party, pursuant to the terms of a separate manufacturing and supply agreement to be negotiated and entered into by the Parties, which shall include the terms set forth in Exhibit D attached hereto (the “Device Supply Agreement”), under which Medtronic shall, directly or through a Third Party, provide to Alnylam or its designee the commercial supply of Medtronic Device(s) for such Licensed Products, at Medtronic’s Manufacturing Cost plus [**] percent ([**]%) (as reflected in a standard cost as described below), meeting mutually agreed manufacturing specifications to be set forth in the Device Supply Agreement. If the Parties have not entered into a Device Supply Agreement within sixty (60) days of the effective date of termination or of Medtronic’s opt-out, as applicable, either Party may submit such impasse for resolution pursuant to Section 2.3(d)(ii). If Alnylam exercises the option to obtain Medtronic Devices under this Section 8.4(c), Alnylam and its designees shall not procure Devices from any Person other than Medtronic or its Third Party designee for use in the manufacture or sale of Licensed Product(s).
          (b) In the event of termination of Medtronic’s license rights with respect to one or more Licensed Product(s) in one or more (but less than all) Major Markets by Alnylam for Medtronic’s uncured (or uncurable) material breach pursuant to Section 8.2(b), then Alnylam shall be deemed the Commercializing Party for such Licensed Product(s) in such Major Market(s). In addition, Medtronic shall perform the obligations set forth in Sections 8.4(a)(i), 8.4(a)(ii), 8.4(a)(iii), 8.4(a)(vi) and 8.4(a)(vii) above (limited in each case to such Licensed Product(s) in such Major Market(s)).
          (c) In the event of termination of this Agreement or a Product Development Program by Medtronic for Alnylam’s uncured (or uncurable) material breach pursuant to Section 8.2(a) or 8.2(c), or in the event that Medtronic elects to assume unilateral Development and Commercialization of Licensed Products following Alnylam’s decision to opt out of a Product Development Program pursuant to Section 2.4(a), then, with respect to the entire Agreement if the entire Agreement is being terminated, or with respect only to the applicable Product Development Program being terminated:
               (i) Alnylam shall, with respect to all Alnylam siRNAs that have achieved [**] as of the effective date of such termination or opt-out, promptly transfer to Medtronic all INDs, NDAs and similar applications filed with Regulatory Authorities for which Alnylam is then the sponsor in relation to Licensed Products containing or using such Alnylam siRNAs;
               (ii) Alnylam shall, with respect to all Alnylam siRNAs that have not yet achieved [**], grant Medtronic a Right of Access and a right of reference for any purpose to all INDs and other filings with Regulatory Authorities for which Alnylam is then the sponsor in relation to Licensed Products containing or using such Alnylam siRNAs;
               (iii) in the case of termination of the Agreement by Medtronic pursuant to Section 8.2(a) or 8.2(c), Alnylam shall be deemed to have opted out of all relevant Product Development Programs at the stage in each such Product Development Program during which the breach occurred;

               (iv) all licenses granted to Medtronic under this Agreement shall survive termination, subject to (A) the payment of milestones in accordance with Section 4.2, (B) the payment of all reimbursement amounts pursuant to Sections 3.1(e) and 4.3(h), and (C) payment of royalties pursuant to Section 4.3;
               (v) Alnylam shall promptly, upon request by Medtronic, provide to Medtronic copies of any scientific and regulatory data in Alnylam’s possession (excluding data already in Medtronic’s possession) with respect to such Alnylam siRNAs and to Licensed Products containing or using such Alnylam siRNAs that are reasonably necessary for Medtronic to undertake subsequent Development, manufacture and Commercialization of such Licensed Products; and
               (vi) after a Go Decision, if requested by Medtronic, Alnylam shall provide, on an exclusive basis, an adequate supply of Alnylam siRNAs to meet Medtronic’s requirements for Alnylam siRNAs for use in Licensed Product(s) hereunder for which Medtronic is the Commercializing Party either pursuant to the terms of any siRNA Supply Agreement in effect on the effective date of termination or opt-out, or, if no siRNA Supply Agreement is then in effect, pursuant to the terms set forth in Section 2.6(b).
          (d) In the event of termination of this Agreement pursuant to Section 8.3 or a termination of a Product Development Program pursuant to Section 2.4(c), then
               (i) each Party’s rights, obligations and licenses under this Agreement or with respect to such Product Development Program, as applicable, shall terminate; and
               (ii) each Party will within thirty (30) days return to the other all tangible Confidential Information, or all tangible Confidential Information relating to such Product Development Program, as applicable, of the other Party (except one copy which may be retained by legal counsel solely for evidentiary purposes in the event of a dispute).
          (e) Notwithstanding any other provision of this Agreement, upon termination of any of the licenses granted to Medtronic or Alnylam hereunder for any reason (including termination of this Agreement), each Party hereby grants the other Party a perpetual, irrevocable, royalty-free, non-exclusive license to its Know-How related to Products, excluding any Patent Rights, and Device-Related Know-How and any Primary Sequence or Chemical Modification Know-How, with the right to grant sublicenses, in such country or countries where such licenses terminated. Nothing in this section shall be interpreted to require either Party to deliver or to provide its Know-How to the other Party.
     Section 8.5 Survival. In the event of any expiration or termination of this Agreement, (a) all financial obligations under Article II, IV or V accrued as of the effective date of such expiration or termination shall survive, and (b) the obligations set forth in Article VI and in Section 9.1, and all other terms, provisions, representations, rights and obligations contained in this Agreement that by their terms survive expiration or termination of this Agreement, shall survive. In the event of any expiration (but not termination prior to the expiration of the term set forth in Section 8.1) of this Agreement, the licenses described in Section 8.1(a) shall survive indefinitely.

Article IX
Miscellaneous Provisions
     Section 9.1 Indemnification.
          (a) Medtronic. Medtronic shall indemnify and hold harmless Alnylam and its Affiliates and their respective directors, officers, employees and agents (the “Alnylam Indemnified Parties”) from and against all losses, costs, damages, fees or expenses (“Losses”) arising out of (i) any breach by Medtronic of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any Third Party claim of personal injury or other product liability resulting from Licensed Products for which Medtronic was the Commercializing Party, provided that Medtronic shall have no obligation to indemnify or hold harmless Alnylam from personal injury or other product liability resulting from manufacturing defects (e.g., failures to manufacture in accordance with cGMP or agreed manufacturing specifications) in Alnylam siRNAs supplied by Alnylam or its subcontractors; or (iii) any Third Party Infringement Claim based on the use, offer for sale, sale or importation of any Licensed Product in any country outside of the US Territory, or the manufacture in any country of any Licensed Product (other than relating to the manufacture by Alnylam or its subcontractor of Alnylam siRNAs) sold in any country outside the US Territory, for which Medtronic is the Commercializing Party. Notwithstanding the foregoing, Medtronic shall not be responsible for the indemnification of any Alnylam Indemnified Party to the extent arising from any grossly negligent or willfully wrongful acts by any Alnylam Indemnified Party.
          (b) Alnylam. Alnylam shall indemnify and hold harmless Medtronic and its Affiliates and their respective directors, officers, employees and agents (the “Medtronic Indemnified Parties”) harmless from and against all Losses arising out of (i) any breach by Alnylam of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any Third Party claim of personal injury or other product liability resulting from Licensed Products for which Alnylam was the Commercializing Party, provided that Alnylam shall have no obligation to indemnify or hold harmless Medtronic from personal injury or other product liability resulting from manufacturing defects (e.g., failures to manufacture in accordance with cGMP or agreed manufacturing specifications) in Medtronic Devices supplied by Medtronic or its subcontractors, or (iii) any Third Party Infringement Claim based on the use, offer for sale, sale or importation of any Licensed Product in any country outside of the US Territory, or the manufacture in any country of any Licensed Product (other than relating to the manufacture by Medtronic or its subcontractor of Medtronic Devices) sold in any country outside the US Territory, for which Alnylam is the Commercializing Party. Notwithstanding the foregoing, Alnylam shall not be responsible for the indemnification of any Medtronic Indemnified Party to the extent arising from any grossly negligent or willfully wrongful acts by any Medtronic Indemnified Party.
          (c) Cross-Indemnification of Third Party Infringement Claims for the US Territory. Medtronic shall indemnify and hold harmless the Alnylam Indemnified Parties, and Alnylam shall indemnify and hold harmless the Medtronic Indemnified Parties, from and against [**] percent ([**]%) of all Losses arising out of any Third Party Infringement Claim based on the use, offer for sale, sale or importation of any Licensed Product in the US Territory, or the

manufacture in any country of any Licensed Product sold in the US Territory; provided that, in the event that the non-Commercializing Party has exercised its right pursuant to Section 2.4 to discontinue its participation in the Product Development Program under which such Licensed Product was Developed, the non-Commercializing Party’s obligation pursuant to this Section 9.1(c) relating to alleged infringing activities occurring after such opt-out shall be [**] for the point during such Product Development Program at which the non-Commercializing Party provided notice that it was exercising its right to opt out of such Product Development Program. For example, if the non-Commercializing Party’s indemnification amount determined in accordance with the first sentence of this Section 9.1(c) is $[**] for Losses arising from infringement following the non-Commercializing Party’s opt-out of the relevant Product Development Program, and the timing of the non-Commercializing Party’s opt-out made such opt-out a [**] Opt Out, then the indemnification amount pursuant to this Section 9.1(c) would be $[**].
          (d) Third Party Claims. A person entitled to indemnification under this Section 9.1 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this subsection shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.
     Section 9.2 Governing Law and Waiver of Jury Trial. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of Delaware notwithstanding the provisions governing conflict of laws under such

Delaware law to the contrary. The Parties hereby (a) consent to service of process by mailing or delivering such service to the Party at its respective notice address set forth in Section 9.5; and (b) waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or under any amendment, instrument, document or agreement delivered in connection herewith or hereafter and agree that any such action or proceeding shall be tried before a court and not before a jury.
     Section 9.3 Assignment. Neither Alnylam nor Medtronic may assign this Agreement in whole or in part without the consent of the other Party, except if such assignment is to an Affiliate of the assigning Party or occurs in connection with the sale or transfer of all or substantially all of the business or assets of the assigning Party to which the subject matter of this Agreement pertains. In the event that, in connection with the sale or transfer of all or substantially all of Alnylam’s business or assets to which the subject matter of this Agreement pertains, Alnylam becomes controlled by, comes to control or comes under common control with, or assigns this Agreement to, any [**], without Medtronic’s consent as permitted by the immediately preceding sentence (any such event, a “[**]”), then, subject to any other consequences that the Parties may otherwise mutually agree: (a) Alnylam shall promptly notify Medtronic of such [**], (b) if, upon the occurrence of such [**], Medtronic is the Commercializing Party for Licensed Product(s) Developed in any Product Development Program, Medtronic shall have the right to terminate the JRDC and/or JCC, as applicable, with respect to each such Product Development Program upon written notice to Alnylam within [**] days after Alnylam’s notification to Medtronic of such [**] pursuant to the foregoing clause (a), and (c) with respect to any [**] that occurs during the Product Development Term for a Product Development Program, Medtronic shall have the right, upon written notice to Alnylam within [**] days after Alnylam’s notification to Medtronic of such [**] pursuant to the foregoing clause (a), (i) [**]. After a [**], in no event shall Medtronic (A) [**] this Agreement or (B) [**].
     Section 9.4 Entire Agreement; Amendments. This Agreement (including all attachments hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, amends and restates the Original Collaboration Agreement in its entirety, and supersedes all other previous arrangements with respect to the subject matter hereof, whether written or oral, except for the letter agreement dated as of [**] between the Parties concerning the [**] Agreement, which shall survive in accordance with its terms. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.
     Section 9.5 Notices.
Notices to Alnylam shall be addressed to:
Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, MA 02142
Telefacsimile: (617) 551-8101
Attention: COO
with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Telefacsimile: (617) 526-5000
Attention: Steven D. Singer, Esq.
Notices to Medtronic shall be addressed to:
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432-5604
with separate copies thereof addressed to
Attention: General Counsel
Mail Stop LC400
Telefacsimile: (763) 572-5459
and
Attention:
Vice President and Chief Development Officer
Mail Stop LC390
Telefacsimile: (763) 505-2542
Either Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission with an original to be followed the same day via a reputable overnight courier service, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.
     Section 9.6 Force Majeure. No failure or omission by the Parties in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.
     Section 9.7 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this

Agreement shall be construed as authorization for either Alnylam or Medtronic to act as agent for the other.
     Section 9.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.
     Section 9.9 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.
     Section 9.10 No Implied Waivers; Rights Cumulative. No failure on the part of Alnylam or Medtronic to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
     Section 9.11 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), the Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement. In the event such a valid and enforceable provision cannot be agreed upon, the invalidity of one or more Severed Clauses shall not affect the validity of this Agreement as a whole, unless the Severed Clauses are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the Severed Clauses.
     Section 9.12 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.
     Section 9.13 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.13 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.
     Section 9.14 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (C) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (D) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (E) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion; (F) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement; and (g) all references to the “knowledge” of a Party shall refer to the actual knowledge of any of such Party’s officer or director level employees or members of its Board of Directors, or the knowledge which any such person would reasonably be expected to have assuming reasonable inquiry in light of such person’s position with such Party.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Collaboration Agreement as of the Restatement Date.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore

Name: John Maraganore
Title: President and Chief Executive Officer

MEDTRONIC, INC.

By:	/s/ Robert S. White

Name: Robert S. White
Title: Vice President, Corporate Dept.

SCHEDULE 1.4
ALNYLAM PATENT RIGHTS
1.4.1	Patents and Patent Applications Owned by Alnylam or Licensed from Third Parties Other than Isis Pharmaceuticals, Inc.
Alnylam Patent Rights include all claims of the patents and patent applications listed in Table 1.4.1, including any claims of specific Alnylam siRNAs as inhibitors of Gene Targets, but excluding claims of inhibitors of genes that are not Gene Targets. The patents and patent applications listed in Table 1.4.1 are either owned by Alnylam or licensed from Third Parties other than Isis Pharmaceuticals, Inc. (“Isis”). Alnylam Patent Rights licensed from such other Third Parties are subject to sublicensing restrictions and other conditions imposed by such Third Parties as set forth in Schedule 3.1(d).
1.4.2	Patents and Patent Applications Licensed from Isis
Alnylam Patent Rights also include rights to a broad portfolio of patents and patent applications licensed to Alnylam by Isis Pharmaceuticals, Inc. (the “Isis Patents”) pursuant to the Isis Agreement. The Isis Patents are described in Schedules 1-27 and 1-28 of the Isis Agreement, which are appended to, and incorporated by reference into, this Schedule 1.4. Table 1.4.2 lists those Isis Patents classified in the Isis Agreement as “Isis Current Motif and Mechanism Patents” and listed in Schedule 1-28 of the Isis Agreement. Table 1.4.3 lists those Isis Patents classified in the Isis Agreement as “Isis Current Chemistry Patents” and listed in Schedule 1-27 of the Isis Agreement.
For certain of the Isis Patents, the rights licensed to Alnylam by Isis are:
(a)	Subject to rights retained by Third Parties that share joint inventorship with Isis, as set forth in Exhibit 5.3(c) of the Isis Agreement, appended to and incorporated by reference into Schedule 3.1(d), or

(b)	Subject to restrictions imposed by contractual obligations between Isis and Third Parties, as set forth in Exhibit 5.3(d) of the Isis Agreement, also appended to and incorporated by reference into Schedule 3.1(d).
For all of the Isis Patents, the licenses granted by Isis to Alnylam exclude the right to use Isis Patents for certain named targets to which Isis retained exclusive rights.

1

Table 1.4.1
Patents and Patent Applications Owned by Alnylam
or Licensed by Alnylam from Third Parties Other than Isis Pharmaceuticals, Inc.

Filing
Case No.	Date	Country	Serial No.	Status	Title
[**]	[**]	[**]	[**]	[**]	[**]
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
A total of 6 pages have been redacted.

2

Table 1.4.2, Isis Current Motif and Mechanism Patents: Schedule 1-28 from Isis Agreement
Schedule 1-28 Isis Current Motif and Mechanism Patents

Isis Docket			Patent	Grant
Number	Country	Status	Number	Date	Title	3rd Party	3rd Party
[**]	[**]	[**]			[**]
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions. [**]
A total of 10 pages have been omitted pursuant to a request for confidential treatment.

CONFIDENTIAL	Page 1

Table 1.4.3, Isis Current Chemistry Patents: Schedule 1-27 from Isis Agreement
Schedule 1-27 Isis Current Chemistry Patents

Isis Docket	Country		Patent	Grant			3rd
Number	Name	Status	Number	Date	Title	3rd Party	Party

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote omissions. [**]
A total of 47 pages have been omitted pursuant to a request for confidential treatment.
CONFIDENTIAL

SCHEDULE 1.42
LISTED OR APPROVED THIRD PARTY AGREEMENTS
MEDTRONIC THIRD PARTY AGREEMENTS
Listed Medtronic Third Party Agreements shall include the following agreements:
1. DEVELOPMENT AND MANUFACTURING AGREEMENT by and among [**] and Medtronic, Inc. dated [**] (the “[**] Agreement”).
2. [**] Patent License Agreement-Nonexclusive between [**] and Medtronic, Inc. dated [**] (the “[**] Agreement”).
3. EXCLUSIVE LICENSE AGREEMENT by and among [**] and Medtronic, Inc. dated [**] (the “[**] Agreement”).
ALNYLAM THIRD PARTY AGREEMENTS
Listed Alnylam Third Party Agreements shall include the following agreements:
1. CO-EXCLUSIVE LICENSE AGREEMENTS between (a) Garching Innovation GmbH (“GI”) and Alnylam U.S., Inc. (formerly Alnylam Pharmaceuticals, Inc.), dated December 19, 2002, and amended on May 7, 2003, July 2, 2003, July 14, 2003, July 21, 2003 and January 8, 2004; and (b) GI and Ribopharma AG, dated July 30, 2003 (collectively, the “GI Agreements”).
2. AGREEMENT between THE BOARD OF TRUSTEES OF THE LELAND Stanford JUNIOR UNIVERSITY and Alnylam Pharmaceuticals, Inc., dated September 17, 2003 (the “Stanford Agreement”).
3. STRATEGIC COLLABORATION AND LICENSE AGREEMENT between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated March 11, 2004 (the “Isis Agreement”).

SCHEDULE 3.1(d)
EXISTING THIRD PARTY CONTRACTUAL OBLIGATIONS OF ALNYLAM
This schedule provides excerpts of provisions from the Listed Alnylam Third Party Agreements that impose restrictions and other terms on sublicensees of the rights licensed to Alnylam under such agreements:
1.	The GI Agreements

2.	The Stanford Agreement

3.	The Isis Agreement
The excerpts relating to the Isis Agreement include the full text of two Exhibits from the Isis Agreement that relate to limitations on the rights granted to Alnylam under such Isis Agreement.

1. The GI Agreements
Certain restrictions on, and other terms relating to, the rights licensed from GI are described in the following clauses excerpted from the Co-Exclusive License executed between Alnylam and GI on December 20, 2002, which clauses appear in substantially the same form in the Co-Exclusive License executed between Ribopharma and GI on July 30, 2003:
“ARTICLE 2 — GRANT OF RIGHTS
1.7 “SUBLICENSEE”
shall mean any third party who sells or intends to commercialize LICENSED PRODUCTS under a sublicense from COMPANY to develop, make, use and sell LICENSED PRODUCTS. SUBLICENSEE shall not include a distributor which purchases LICENSED PRODUCTS (whether in packaged form or bulk form) from COMPANY and resells such LICENSED PRODUCTS to third parties in a manner consistent with normal trade practices in the pharmaceutical industry.
1.8 “NET SALES”
shall mean the gross amount invoiced by COMPANY and its SUBLICENSEES to third parties for LICENSED PRODUCTS, less the following: (i) to the extent separately stated on the document of sale, any taxes or duties imposed on the manufacture, use, sale or import of LICENSED PRODUCTS which are paid by COMPANY, (ii) outbound transportation costs and costs of insurance in transit, (iii) customary trade, cash or quantity discounts or rebates, to the extent actually allowed and taken, and (iv) amounts repaid or credited by reason of rejection or return.
No deductions shall be made for commissions paid to individuals or entities, or for cost of collections. NET SALES shall occur on the date of invoice for a LICENSED PRODUCT.
Non-cash consideration shall not be accepted by COMPANY or any SUBLICENSEE for LICENSED PRODUCTS without the prior written consent of GI.
In the event that a LICENSED PRODUCT is sold in combination with one or more active ingredients (excluding, without limitation, any formulation, stabilisation and delivery technology) which are not LICENSED PRODUCTS, which active ingredients are also independently marketed during the royalty period in question in the FIELD (or the non-exclusive field licensed in the second paragraph of Section 2.1, as the case may be) in the country in question, then NET SALES, for purposes of determining royalty payments on the combination product, shall be calculated by multiplying the NET SALES of the combination product by the fraction A/A+B, where A is the average gross selling price of the LICENSED PRODUCT sold separately in similar quantities in the country in question during the royalty period in question, and B is the average gross selling price of the other active ingredient(s) sold separately in similar quantities in the country in question during the royalty period in question. In the event that a LICENSED PRODUCT is sold in combination with other active ingredient(s), and the LICENSED PRODUCT or one or more other active ingredients are not sold separately, GI and

COMPANY shall negotiate in good faith other means of calculating NET SALES with respect to such combination product, in order to fairly reflect the value of the LICENSED PRODUCT relative to the other active ingredient(s) in such combination product.
2.4 Sublicenses
Immediately after the signature of each sublicense granted under this Agreement, COMPANY shall provide GI with a copy of the signed sublicense agreement...
ARTICLE 4 — COMPANY DILIGENCE OBLIGATIONS AND REPORTS
4.1 Activity Requirements
COMPANY shall use commercially reasonable efforts, and shall oblige its SUBLICENSEES to use commercially reasonable efforts, to develop and to introduce into the commercial market LICENSED PRODUCTS at the earliest practical date.
4.2 Development Reports
COMPANY shall furnish, and shall oblige its SUBLICENSEES to furnish to COMPANY for inclusion in its reports to GI, to GI in writing, within 30 (thirty) days after the end of each calendar quarter with COMPANY’s standard R&D report...on the progress of its efforts during the immediately preceding calendar quarter to develop and commercialize LICENSED PRODUCTS for each indication and sub-indication within the FIELD. The report shall also contain a discussion of intended R&D efforts for the calendar quarter in which the report is submitted.
4.4 Liability for SUBLICENSEES
If SUBLICENSEES of COMPANY develop, manufacture, use and/or sell LICENSED PRODUCTS under the PATENT RIGHTS, COMPANY warrants and is liable towards GI that the SUBLICENSEES perform their sublicense agreement in accordance with this Agreement, and COMPANY shall be responsible and liable for royalty payments and reports of the SUBLICENSEES.
4.5 Effect of Failure
In the event that GI determines that COMPANY or any of its SUBLICENSEES has failed to fulfill any of its obligations under this Section 4, then GI may treat such failure as a material breach in accordance with Section 11.7.
ARTICLE 5 — SHARES, ROYALTIES AND PAYMENT TERMS
5.2 Running Royalties
Non-cash consideration shall not be accepted by COMPANY or any SUBLICENSEE for LICENSED PRODUCTS without the prior written consent of GI.
5.3 Royalty Stacking
(a) Third Party Licenses
In the event COMPANY or a SUBLICENSEE takes, for objective commercial and/or legal reasons, a license from any third party under any patent applications or patents that dominate the PATENT RIGHTS or is dominated by the PATENT RIGHTS in order to develop, make, use, sell or import any LICENSED PRODUCT (explicitly excluding, without limitation, any third party patents and patent applications for formulation, stabilization and delivery), then COMPANY is allowed to deduct [**]% ([**] percent) of any additional running royalties to be paid to such third party up to [**]% ([**] percent) of the running royalties stated in Section 5.2, from the date COMPANY has to pay running royalties to such third party. However, the running royalties stated in Section 5.2 shall not be reduced to less than a minimum of [**]% ([**] percent) of NET SALES in any case.
For avoidance of doubt, if COMPANY or a SUBLICENSEE takes a license to a third party target, COMPANY is in no event allowed to deduct any license fees for such target from running royalties due to GI under this Agreement.
(b) PATENT RIGHTS Coverage
In the event that (i) COMPANY or its SUBLICENSEES sell a LICENSED PRODUCT in a country where no PATENT RIGHTS are issued and no patent applications that are part of the PATENT RIGHTS are pending that have not been pending for less than [**] years after filing national patent applications in the country in question, and (ii) such LICENSED PRODUCT is manufactured in a country where PATENT RIGHTS are issued or patent applications that are part of the PATENT RIGHTS are pending that have not been pending for more than [**] years after filing national patent applications in the country in question, the royalties stated in Section 5.2 will be reduced by [**]% ([**] percent) for such LICENSED PRODUCT, until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS in the country in which the LICENSED PRODUCT is manufactured.
5.4 Reports
Within 30 (thirty) days of the end of each calendar half year, COMPANY shall deliver a detailed report to GI for the immediately preceding calendar half year showing at least (i) the number of LICENSED PRODUCTS sold by COMPANY and its SUBLICENSEES in each country, (ii) the gross price charged by COMPANY and its SUBLICENSEES for each LICENSED PRODUCTS in each country, (iii) the calculation of NET SALES, and (iv) the resulting running royalties due to GI according to those figures. If no running royalties are due to GI, the report shall so state.
5.6 Bookkeeping and Auditing
COMPANY is obliged to keep, and shall oblige its SUBLICENSEES to keep, complete and accurate books on any reports and payments due to GI under this Agreement, which books shall contain sufficient information to permit GI to confirm the accuracy of any reports and payments made to GI. GI, or GI’s appointed agents, is authorized to check the books of COMPANY, and, upon GI’s request, COMPANY, or agents appointed by GI for COMPANY, shall check the books of its SUBLICENSEES for GI, once a year. The charges for such a check shall be borne by GI. In the event that such check reveals an underpayment in excess of 5% (five percent), COMPANY shall bear the full cost of such check and shall remit any amounts due to GI within thirty days of receiving notice thereof from GI.
The right of auditing by GI under this Section shall expire five years after each report or payment has been made. Sublicenses granted by COMPANY shall provide that COMPANY shall have the right to check the books of its SUBLICENSEES according to this Section 5.6.
5.7 No Refund
All payments made by COMPANY or its SUBLICENSEES under this Agreement are nonrefundable and noncreditable against each other.
ARTICLE 7 — INDEMNIFICATION AND INSURANCE
7.1 Indemnification
COMPANY shall indemnify, defend, and hold harmless the OWNERS and their trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning (i) any use of the PATENT RIGHTS by COMPANY or its SUBLICENSEES, or (ii) any product, process, or service that is developed, made, used, sold, or performed pursuant to any right or license granted under this Agreement.
ARTICLE 8 — CONFIDENTIALITY
8.1 Obligation for Company
COMPANY may disclose such information to its actual and prospective SUBLICENSEES, investors, lenders, other financing sources, acquirors and third parties being acquired by COMPANY, provided however, that COMPANY has entered into serious discussions with such entities, and such entities have requested such information, and such entities are obliged to confidentiality to the same extent as COMPANY.
ARTICLE 10 — General Compliance with Laws
10.2 Non-Use of OWNERS Names
Neither COMPANY nor its SUBLICENSEES shall use the name of “Massachusetts Institute of Technology,” “University of Massachusetts”, “Whitehead Institute”, “Max Planck Institute”, “Max Planck Society”, “Garching Innovation” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by any of the OWNERS, in any promotional material or other public announcement or disclosure without the prior written consent of the OWNERS or in the case of an individual, the consent of that individual. The foregoing notwithstanding, without the consent of the OWNERS,

COMPANY may state generally that it is co-exclusively licensed by the OWNERS under the PATENT RIGHTS.
ARTICLE 11 — EFFECTIVENESS AND TERMINATION
11.5 Attack on PATENT RIGHTS
GI shall have the right to terminate this Agreement immediately upon written notice to COMPANY, if COMPANY attacks, or has attacked or supports an attack through a third party, the validity of any of the PATENT RIGHTS. To the extent legally enforcable, sublicenses granted by COMPANY shall provide that in the event the SUBLICENSEE attacks, or has attacked or supports an attack through a third party, the validity of any of the PATENT RIGHTS, COMPANY shall have the right to terminate the sublicense agreement immediately; upon request of GI, COMPANY shall have the obligation to terminate such sublicense agreement.
11.8 Effect of Termination
In no event shall termination of this Agreement release COMPANY or its SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.
In the event that any license granted to COMPANY under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full fore and effect, provided that:
(a) the SUBLICENSEE is not then in breach of its sublicense agreement, and
(b) the SUBLICENSEE agrees to be bound to GI as licensor under the terms and conditions of the sublicense agreement, provided that GI shall have no other obligation than to leave the sublicense granted by COMPANY in place.”

2. The Stanford Agreement
Certain restrictions on, and other terms relating to, the rights licensed from Stanford are described in the following clauses excerpted from the Stanford Agreement. Articles 7, 8 and 9 of the Stanford Agreement are included in full in these excerpts because clause 13.4 of such agreement states that “Any sublicense will expressly include the provisions of Articles 7, 8, and 9 for the benefit of Stanford.”
“2 DEFINITIONS
2.3 “Net Sales” means the gross commercialization revenue derived by Alnylam and any sublicensee from Licensed Product, less the following items but only as they actually pertain to the disposition of Licensed Product by Alnylam and any sublicensee, are included in gross revenue, and are separately billed:
(A)	import, export, excise and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use; and

(D)	credit for returns, allowances, or trades; and

(E)	customary trade, quantity or cash discounts actually allowed or taken.

(F)	Where Licensed Products are not sold separately, but are sold in combination with or as parts of other therapeutic products, hereinafter such combinations referred to as a “Combination Product” and the Licensed Product and each such other product being referred to as a “Component Product”, the Net Sales price to be used for the purpose of calculating royalties payable in respect of Combination Products must be determined by multiplying the Net Sales price of the Combination Product by the percentage value of the Licensed Product comprising a Component Product contained in the Combination Product, such percentage value being determined by dividing the current market value of the Licensed Product comprising a Component Product by a sum of the separate current market values of each of the Component Products which are contained in the Combination Product. The current market value of each of the Component Products must be for a quantity comparable to that contained in the Combination Product and of the same class, purity and potency. When no current market value is available for a Component Product, a reasonable hypothetical market value for such Component Product based upon the allocation of the same proportions of costs, reasonable overhead and profits (all of which must be determined on the basis of generally accepted accounting principles) as are or should be allocated to similar Component Products and having an ascertainable market value.

7 ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING
7.1 Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product, Alnylam will make written reports (even if there are no sales) and earned royalty payments to Stanford within thirty days after the end of each calendar quarter. This report will be in the form of the report of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter, and resulting calculation pursuant to Section 6.3 of earned royalty payment due Stanford for the completed calendar quarter. With each report, Alnylam will include payment due Stanford of royalties for the completed calendar quarter.
7.2 Termination Report. Alnylam will make a written report to Stanford within ninety days after the license expires under Section 3.2. Alnylam will continue to make reports after the license has expired, until all Licensed Product produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, Alnylam will pay Stanford all applicable royalties.
7.3 Accounting. Alnylam will keep and maintain records for a period of three years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license. Records will include general-ledger records showing cash receipts and expenses, and records that include production records, customers, serial numbers, and related information in sufficient detail to enable Alnylam to determine the royalties payable under this Agreement.
7.4 Audit by Stanford. Alnylam will permit an independent certified public accountant selected by Stanford and acceptable to Alnylam to examine Alnylam’s books and records from time to time (but no more than one time a year) to the extent necessary to verify reports provided for in Sections 7.1 and 7.2. Stanford will pay for the cost of such audit, unless the results of the audit reveal an underreporting of royalties due Stanford of five percent or more, in which case, Alnylam will pay the audit costs.
8 NEGATION OF WARRANTIES
8.1 To the best of Stanford’s OTL knowledge, Stanford is the sole owner of Licensed Patent and has the right to enter into this Agreement and to grant the rights and licenses set forth herein.
8.2 Negation of Warranties. Nothing in this Agreement is construed as:
(A)	Stanford’s warranty or representation as to the validity or scope of any Licensed Patent;

(B)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

(C)	An obligation to bring suit against third parties for infringement, except as described in Article 12;

(D)	Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Stanford or other persons other than Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent; or

(E)	An obligation to furnish any technology or technological information.
8.3 No warranties. Except as expressly set forth in this Agreement, Stanford makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that Licensed Product will not infringe any patent, copyright, trademark, or other rights, or any other express or implied warranties.
8.4 Specific Exclusion. Nothing in this Agreement grants Alnylam any express or implied license or right under or to U.S. Patent 4,656,134 entitled “Amplification of Eucaryotic Genes” or any patent application corresponding thereto.
9 INDEMNITY
9.1 Indemnification. Alnylam will indemnify, hold harmless, and defend Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents against all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention, Licensed Patent, Licensed Product, by Alnylam or any sublicensee, or their customers except to the extent such claims are due to the gross negligence or willful misconduct of Stanford. Stanford agreed to promptly notify Alnylam in writing of any such claim and Alnylam shall manage and control, at its own expense, the defense of such claim and its settlement. Alnylam agrees not to settle any such claim against Stanford without Stanford’s written consent where such settlement would include any admission of liability on the part of Stanford, where the settlement would impose any restriction on the conduct by Stanford of any of its activities, or where the settlement would not include an unconditional release of Stanford from all liability for claims that are the subject matter of such claim.
9.2 No Liability. Subject to Section 9.1, neither party will be liable to each other for any loss profit, expectation, punitive or other indirect, special, consequential, or other damages whatsoever, in connection with any claim arising out of or related to this Agreement whether grounded in tort (including negligence), strict liability, contract, or otherwise.
9.3 Workers’ Compensation. Alnylam will at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering all employees with respect to activities performed under this Agreement.
9.4 Insurance. Alnylam will maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Product Liability Insurance prior to commercialization, with a reputable and financially secure insurance carrier to cover the activities of Alnylam and its sublicensees. Upon initiation of human clinical trials of Licensed Product, such insurance will provide minimum limits of liability of Five Million Dollars and will include Stanford and Stanford Hospitals and Clinics, and their respective trustees, directors, officers, employees, students, and agents as additional insureds. Insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Alnylam will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change to Stanford. Alnylam will advise Stanford, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Alnylam will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory.
13.3	Sublicense Requirements. Any sublicense granted by Alnylam under this Agreement will be subject and subordinate to terms and conditions of this Agreement, except:
(A)	Sublicense terms and conditions will reflect that any sublicensee will not further sublicense, with the exception that sublicensee may further sublicense rights under Licensed Patents only as needed or implied in the course of distribution or performance of service as required for the sale to an end user of Licensed Products;
13.4	Sublicenses Revert to Stanford. Any sublicense will expressly include the provisions of Articles 7, 8, and 9 for the benefit of Stanford. If a sublicensee desires that its sublicense survive the termination of this agreement, Stanford agrees that the sublicense will revert to Stanford subject to the transfer of all obligations, including the payment of royalties specified in the sublicense, to Stanford or its designee, if this Agreement is terminated.”

3. The Isis Agreement
     Certain restrictions on, and other terms relating to, the rights licensed from Isis are described in the following clauses excerpted from the Isis Agreement. Reference is made in clauses 5.3(c) and 5.3(d) of the Isis Agreement, reproduced below, to Exhibits 5.3(c) and 5.3(d), respectively, attached to the Addendum Transmittal to the Isis Agreement. The aforesaid Exhibits 5.3(c) and 5.3(d) are reproduced in their entirety at the end of this Schedule 3.1(e).
     “5.3 Limitations on Licenses
          (a) The licenses granted under Section 5.1 above are not intended to grant any rights to Alnylam to practice the Isis Excluded Technology...
          (b) Notwithstanding the licenses granted to Alnylam under Section 5.1, Isis retains its rights in the Isis Patent Rights and in the Joint Patents (i) exclusively for the Isis Exclusive Targets and (ii) exclusively for the Isis Encumbered Targets...
          (c) Licenses to Isis Patent Rights that are joint patents with Third Parties (i.e., invented by one or more Isis inventors and one or more non-Isis inventors) are licensed subject to the retained rights of any non-Isis inventors and their assignees and licensees. Any such retained rights of non-Isis inventors and their assignees and licensees existing as of the Effective Date are set forth in Exhibit 5.3(c) attached to the Addendum Transmittal.
          (d) Licenses to Isis Patent Rights that are subject to contractual obligations between Isis and Third Parties in effect as of the Effective Date are licensed subject to the restrictions and other terms described in Exhibit 5.3(d) attached to the Addendum Transmittal. Alnylam hereby agrees to comply, and to cause its sublicensees to comply, with such restrictions and other terms.
     6.4 Target Pool
          (b) Initial Designations; Conversion of Target Slots. Initially, subject to Section 6.4(e), Isis can designate up to [**] Reserved Targets as Isis Exclusive Targets (the “Isis Exclusive Targets”, and each Target Slot occupied by an Isis Exclusive Target, an “Exclusive Target Slot”) and up to [**] Reserved Targets as Isis Co-Exclusive Targets (the “Isis Co-Exclusive Targets”, and each Target Slot occupied by an Isis Co-Exclusive Target, a “Co-Exclusive Target Slot”). On January 1 of each year starting with January 1, [**], one of the [**] initial Co-Exclusive Target Slots will convert into an Exclusive Target Slot such that the initial [**] Target Slots will all be Exclusive Target Slots by January 1, [**]. Subject to section 6.4(f), the Isis Co-Exclusive Target in a Co-Exclusive Target Slot that converts to an Exclusive Target Slot will become an Isis Exclusive Target.

ARTICLE 7
LICENSE FEES AND ROYALTIES PAYABLE TO ISIS
     7.2 Royalties. Subject to the terms and conditions of, and during the term of, this Agreement, Alnylam will pay to Isis royalties on sales of Alnylam Products by Alnylam, its Affiliates or sublicensees (except Naked Sublicensees) equal to [**]% of Net Sales. Alnylam may reduce the royalty due under this section by [**]% of any additional royalties that Alnylam owes to Third Parties on such Alnylam Product that arise from Alnylam acquiring access to new technologies after the Effective Date; provided, however that (a) the royalty due under this section can never be less than a floor of [**]% and (b) additional royalties arising as the result of the addition, pursuant to Section 11.8, of Isis Future Chemistry Patents or Isis Future Motif and Mechanism Patents to the Isis Patent Rights licensed to Alnylam cannot be used to reduce the royalty.
     7.3 Development Milestones.
     (a) Alnylam, its Affiliates or sublicensees (except Naked Sublicensees) will pay to Isis the following milestone payments for each Alnylam Product within [**] days after the first achievement of each of the following events:

Milestone Event	Milestone Payment
Initiation of Phase I Trial	US$[**]
Initiation of Phase III Trial	US$[**]
Filing NDA	US$[**]
Marketing Approval	US$[**]
Each milestone payment under this Section 7.3(a) will only be due on the first Alnylam Product that modulates a particular Gene Target to trigger such milestone payment, whether such milestone is achieved by Alnylam or an Affiliate or sublicensee of Alnylam.
ARTICLE 9
OTHER PAYMENT TERMS
     9.1 Payments. All payments by a Party under this Agreement will be made in United States dollars by bank wire transfer in next day available funds to such bank account in the United States designated in writing by Alnylam or Isis, from time to time. Royalties payable under Sections 7.2 and 8.2 shall be payable on a quarterly basis within 45 days after the end of each calendar quarter. The Party with such royalty obligation (the “Royalty-Paying Party”) shall provide the other Party with a report setting forth (i) gross sales of Alnylam Products or Isis Products, as applicable, by the Royalty-Paying Party, its Affiliates and sublicensees, (ii) all deductions from such gross sales taken in calculating Net Sales, (iii) Net Sales of Alnylam Products or Isis Products, as applicable, by the Royalty-Paying Party, its Affiliates and sublicensees, (iv) royalties payable based on such Net Sales and (v) all other information relevant to the calculation of such royalties, on a product-by-product and country-by-country basis, for each calendar quarter within [**] days after the end of such calendar quarter.
     9.2 Late Payments; Collections. In the event that any payment, including royalty, milestone, Sublicense Revenue or Technology Access Fee payments, due hereunder is not made when due, the payment will bear interest from the date due at the lesser of (i) 1.5% per month, compounded monthly, or (ii) the highest rate permitted by law; provided, however, that in no event will such rate exceed the maximum legal annual interest rate. If a Party disputes in writing the amount of an invoice presented by the other Party within [**] days of receipt of such invoice, interest will only be due on the correct amount as later determined or agreed. The payment of such interest will not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment. In addition, each Party agrees to pay all external costs of collection, including reasonable attorneys’ fees, incurred by the other Party in enforcing the payment obligations after a due date has passed under this Agreement.
     9.3 Audit Rights.
     (a) Upon the written request of Isis or Alnylam, as the case may be, and not more than once in each calendar year, Isis or Alnylam will permit the other Party’s independent certified public accountant to have access upon reasonable advance notice and during normal business hours to its records as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for the current year and the preceding 2 years prior to the date of such request. The accounting firm will disclose to the auditing Party only whether the royalty reports are correct or incorrect, the specific details concerning any discrepancies, and the corrected amount of Net Sales and royalty payments. No other information will be provided to the auditing Party. Once a Party has audited a particular calendar year under this section, the Party will be precluded from subsequently auditing such calendar year. In any sublicense granted by a Party under this Agreement, such Party will endeavor to secure a similar audit right and if reasonably requested by the other Party will enforce such audit right.
     (b) If such accounting firm concludes that additional royalties were owed during such period, the delinquent Party will pay the additional royalties within 90 days of the date such Party receives the accounting firm’s written report. The fees charged by such accounting firm will be paid by the auditing Party unless the additional royalties, milestones or other payments owed by the audited Party exceed 5% of the royalties, milestones or other payments paid for the time period subject to the audit, in which case the audited Party will pay the reasonable fees and expenses charged by the accounting firm.
ARTICLE 13
INDEMNIFICATION
     13.1 Indemnification by Alnylam. Alnylam will indemnify, defend and hold Isis and its agents, employees, officers and directors (the “Isis Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of Third Party claims or suits related to (a) Alnylam’s performance of its obligations under this Agreement; (b) breach by Alnylam of its representations and warranties set forth in Article 15; or (c) the discovery, development, manufacture, use, importation or commercialization (including marketing and sale) of Alnylam Products.

ARTICLE 14
TERM AND TERMINATION OF AGREEMENT
     14.4 Accrued Rights and Surviving Obligations.
          (b) The rights of any sublicensee under any permitted sublicense granted in accordance with Section 5.2 or 6.3 will survive the termination of this Agreement.
EXHIBIT 1.1
DEFINITIONS
10.	“Alnylam Product” means a Double Stranded RNA Product or MicroRNA Product discovered or developed by Alnylam, its Affiliates or sublicensees, the manufacture, sale or use of which is covered by a Valid Claim within the Isis Patent Rights.

29.	“Isis Encumbered Target” means a Gene Target (a) to which Isis has a contractual obligation to a Third Party existing as of the Effective Date that precludes Isis from granting a license under Section 5 with respect to such Gene Target and (b) that is identified and described on a [**] (as defined in the letter agreement dated March 9, 2004 between Alnylam and Isis). When and if such restrictions lapse a Gene Target will cease to be an Isis Encumbered Target.

30.	“Isis Excluded Technology” means (a) RNase H mechanisms, RNase H motifs and RNase H oligonucleotides when utilized in an RNase H mechanism, assays and methods thereof; (b) modulators of specific genes, gene families or proteins; (c) manufacturing technologies; (d) analytical technologies, kits and assays, including without limitation methods, systems and compositions of matter for amplifying, quantifying, detecting, characterizing or identifying nucleic acids or nonoligomeric ligands thereto; (e) formulation and delivery technologies; and (f) the specific technology listed on Schedule 1-30 attached to the Addendum Transmittal.

31.	“Isis Exclusive Target” has the meaning set forth in Section 6.4(b).

51.	“Net Sales” will mean the gross invoice price of Products sold by Alnylam or Isis (as applicable), their respective Affiliates and sublicensees (but with respect to Alnylam does not include Naked Sublicensees) to a Third Party less the following items: (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls, (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) government-mandated rebates and (vi) a reasonable reserve for bad debts. Except in the cases of Products used to conduct clinical trials, reasonable amounts of Products used as marketing samples and Product provided without charge for compassionate or similar uses, a Party, its Affiliates or sublicensees will be treated as having sold Products for an amount equal to the fair market value of Products if: (a) Products are used by such Party, its Affiliates or sublicensees without charge or provision of invoice, or (b) Products are provided to a Third Party by such Party, its Affiliates or sublicensees without charge or provision of invoice and used by such third party.

In the event the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Product and D is the fair market value of all other product(s) included in the Combination Product. As used above, the term “Combination Product” means any pharmaceutical product which consists of a Product and other therapeutically active pharmaceutical compound or any delivery technology that embodies substantial intellectual property rights Controlled by the selling Party (e.g., a common syringe would not constitute a delivery technology that embodies substantial intellectual property rights Controlled by the selling Party, but an implantable delivery device such as a stent would constitute such a delivery technology).

62.	“Valid Claim” means (i) an issued claim of an unexpired Patent that has not been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) a claim of a patent application which has been pending for less than [**] years from the earliest priority date for such application.”

Exhibit 5.3(c) from Isis Agreement
Isis Third-Party Joint Patents Rights
     The following schedule is provided by Isis Pharmaceuticals, Inc. to Alnylam Pharmaceuticals, Inc., in connection with the Strategic Collaboration and License Agreement between Alnylam and Isis (the “Agreement”). Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Agreement.
     This schedule and the information and disclosures contained in this schedule are intended only to qualify and limit the licenses granted by Isis to Alnylam in the Agreement and do not expand in any way the scope or effect of any such licenses.
     Isis has cases with joint inventorship with the four following entities:
1)	[**] Isis holds the following joint patents:

[**]

2)	[**] Isis holds one joint patent relating to [**], which is co-assigned with [**]. There are no contractual restrictions on Isis’ right to license their rights to this patent.

3)	[**]: Isis holds ten patents relating to a conserved [**], which are joint with [**]. Isis holds the sole assignment to these patents.

4)	[**]: Isis holds two patents relating to [**], which are joint with inventors from the [**]. Isis holds the sole assignment to these patents.

Exhibit 5.3(d) from Isis Agreement
Isis Encumbered Patent Rights
     The following schedule of encumbered Patents is provided by Isis Pharmaceuticals, Inc. to Alnylam Pharmaceuticals, Inc., in connection with the Strategic Collaboration and License Agreement between Alnylam and Isis (the “Agreement”). Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Agreement.
     This schedule and the information and disclosures contained in this schedule are intended only to qualify and limit the licenses granted by Isis to Alnylam in the Agreement and do not expand in any way the scope or effect of any such licenses.
[**]
The Patents identified by Isis docket numbers [**] cover the incorporation of certain [**]-proprietary [**] constructs.
The licenses from Isis to Alnylam with respect to these Patents are limited to the Isis Field. In addition, [**] has a research license to practice these Patents in the Isis Field.
“Isis Field” means the use of [the [**] proprietary building blocks] solely for the purposes of developing [**] products for [**] indications other than the [**].
Reference is made to the discussion regarding Merck nucleosides on the Excluded Technology schedule.
[**]
[**] has retained exclusive rights in the Patents identified by a [**] in the Third Party column to make, have made, use, import, export or sell compounds and other subject matter claimed within the scope of the patents which are [**].
In addition, [**] has a non-exclusive, non-sublicensable, non-assignable license under such Patents to make and use [**] for internal research purposes, but not for any commercial purpose.
[**] means [**] may also have a mechanism of action or biological activity other than one conferred through [**] provided that (i) the compound originally was designed [**] and (ii) the final compound or any compounds used to derive the final compound were not identified using [**] in any fashion. An [**] and may be composed of [**] may have [**] partially or completely [**] may be made such that [**] to form [**].
[**] means any [**] which was developed by [**] on or prior to [**], and which (i) enhances the [**], (ii) selectively delivers [**] to the intended [**], (iii) provides sustained release of a [**], or (iv) otherwise favorably alters the [**].
[**] has retained rights (originally granted from [**]) in the Patents identified by a [**] in the Third Party column to (i) conduct research and development within the [**] and (ii) make, have made, use, offer for sale, sell, supply and import within the [**] used in connection therewith.

[**] may grant sublicenses only (a) to affiliates, for any use within the [**], and (b) to non-affiliates only to the extent necessary to enable such sublicensee to make, have made, use, offer for sale, sell, supply and import a [**] or a research or development collaborator of [**] during the term of such collaboration and for which [**] (alone or in conjunction with a commercialization partner for such compound) has commenced or is prepared to commence human clinical trials.
[**] means research with respect to, and the development and use of, [**].
[**] means any material which (i) [**], and (ii) is a molecule [**], and (iii) is not [**], and (iv) is [**].
[**] means any [**], and which (i) enhances [**], (ii) selectively [**], or (iv) otherwise favorably [**].
[**]
Alnylam cannot grant Naked Sublicenses with respect to the Patents identified by a [**] in the Third Party column or the Patents listed on Annex 3. In addition,[**] has the first right to defend and enforce such Patents if it is facing the greatest competitive threat from infringement.
Alnylam must notify Isis if it grants a sublicense of any kind to a Third Party with respect to such Patents.
The [**] has the first right to defend and maintain the Patents with a docket number containing [**]
Isis also has access to certain other Hybridon technology to the extent it is useful for [**]. However, in addition to the restrictions described above, this technology carries certain other use restrictions depending on how the technology is characterized under the in-license agreement. We do not believe that such technology will be useful to Alnylam, but have provided a description of the technology and its related encumbrances on Annex 3 attached hereto.
[**]
The Patents identified by a [**] in the Third Party column can only be sublicensed in combination with a product that (i) uses such Patents and (ii) employs as a material element other Isis Patent Rights.
[**]
[**] each have a license to use some or all of the Patents identified by a [**] in the Third Party column for their own internal [**].
[**]
With respect to the Patents identified by an [**] in the Third Party column, [**] has a nonexclusive license to make, have made, use, import, offer to sell, sell and have sold [**] and other related research products to the [**].

[**] means [**]; provided however that specifically excluded from this definition shall be those [**]
[**]
[**] has a non-exclusive license to the Patents identified by a [**] in the Third Party column to (i) make, use, distribute and sell Licensed Products to purchasers who have signed a form license agreement and (ii) have [**] made solely by [**] for use by [**] in the manufacture of Licensed Products.
“Licensed Product” means [**] that incorporate any [**].
[**] means any of the following [**]:
•   [**]
Annex 3
If the Patents marked with either a [**] restriction are (i) included in any interference proceedings with the [**], (ii) [**] prevails in the interference proceeding and (iii) the interference count(s) for such Patents broadly cover [**], the licenses under such Patents are limited to discover, develop, make, have made, use, sell, have sold, offer to sell, import and have imported [**]; provided that the license will only extend to the issued claims corresponding to the interference count and shall not extend to any other claim of such Patents.
The licenses under the Patents marked with an [**] are limited (i) to discover, develop, make, have made, use, sell, have sold, offer to sell, import and have imported [**], (ii) to [**], and (iii) to discover, develop, make, have made, use, sell, have sold, offer to sell, import and have imported [**].
The licenses under the Patents marked with a [**] restriction are limited to discover, develop, make, have made, use, sell, have sold, offer to sell, import and have imported [**], provided that neither such [**], or are used with, [**].
The licenses under the Patents marked with an [**] restriction are limited to to discover, develop, make, have made, use, sell, have sold, offer to sell, import and have imported [**] and practice [**], provided that such [**] and [**] use, or are used with, the technology covered by the claims of such Patents solely for the [**].
The licenses under the Patents marked with an [**] restriction are limited to discover, develop, make, have made, use, sell, have sold, offer to sell, import and have imported [**] and practice [**], which [**] and [**] primarily act [**], but which may [**].
The licenses under the Patents marked with a [**] restriction are limited to discover, develop, make, have made, use, sell, have sold, offer to sell, import and have imported [**] and practice [**]; provided, however, that such licenses will not extend to [**] or [**] related to [**] or [**].

For purposes of this description:
[**]
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions. [**]
A total of 6 pages have been omitted pursuant to a request for confidential treatment.

SCHEDULE 3.2(d)
EXISTING THIRD PARTY CONTRACTUAL OBLIGATIONS OF MEDTRONIC
1. [**] Agreement
2. [**] Agreement
3. [**] Agreement
Each of the above as provided by Medtronic to Alnylam prior to the Restatement Date.

Schedule 4.3(h)
Payments Under Listed or Approved Third Party Agreements
Alnylam Third Party Agreements
1. Royalties on Net Sales

After
permitted
	Type of Patent		Royalty	On Sales	stacking
Licensor	Rights	Inventors	Rate	(in $ millions)	offset	Comments
Garching Innovation	[**]	Sharp/Tuschl et al.	[**]	[**]	[**]	[**]
Stanford University	[**] RNAi in vivo	McCaffrey et al.	[**]	[**]	[**]	[**]
Isis Pharmaceuticals	[**]	Crooke et al.	[**]	[**]	[**]	[**]
Cancer Research Technology [a]	dsRNA-mediated RNAi in mammalian cells	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

2. Milestone and Other Payments

Licensor	Type of IP	Inventors	Payment	Triggering Event	Comments
Stanford University	[**]	McCaffrey et al.	[**]	[**]	[**]
Isis Pharmaceuticals	[**]	Crooke et al.	[**]	[**]	[**]
Cancer Research Technology[a]	dsRNA-mediated RNAi in mammalian cells	[**]	[**]	[**]	[**]
			[**]	[**]	[**]
			[**]	[**]	[**]
			[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
			[**]	[**]	[**]
			[**]	[**]

[**]
Medtronic Third Party Agreements
In accordance with the terms of the agreements listed on Schedule 3.2(d), which agreements shall constitute Listed or Approved Third Party Agreements.

EXHIBIT A
PRINCIPAL TERMS OF siRNA SUPPLY AGREEMENT
Capitalized but undefined terms have the meaning given to such term in the Amended and Restated Collaboration Agreement (the “Collaboration Agreement”).
1.	Supply, related licenses and specifications. Alnylam, directly or indirectly, would supply to Medtronic Medtronic’s requirements for the Alnylam siRNA component of Licensed Products for the Target Indication that was Developed in a Product Development Program, in stable bulk material form. Medtronic would grant to Alnylam any necessary licenses to make and supply to Medtronic the Alnylam siRNA. The siRNA would meet the specifications (including but not limited to shelf life requirements, formulation, manufacturing, packaging, storage and transportation) agreed upon during such Product Development Program or otherwise developed under this agreement as set out below.

2.	Forecast. Medtronic would provide rolling [**] forecasts to Alnylam on a monthly basis. The first [**] of such forecast would be binding and, the remaining [**] would be binding with changes of plus or minus [**]% of the forecasted quantities permitted.

3.	Pricing and payments. Pricing for the Alnylam siRNA would be established on a per-unit Manufacturing Cost basis for such products, plus a margin of [**]%. Estimated prices would be set annually for the following Medtronic Fiscal Year. After each such year, Alnylam would deliver to Medtronic a report of the Alnylam siRNA Manufacturing Costs for such year, plus [**]%. Medtronic would receive a credit for amounts overpaid for Alnylam siRNA during the previous year or pay Alnylam the amount that it underpaid for Alnylam siRNA by appropriately adjusting the per-unit cost otherwise determined for the subsequent year in order to compensate for any such amount subject to final true-up upon termination or expiration.

4.	Warranty and remedies. Alnylam would warrant to Medtronic that the Alnylam siRNA would meet the Alnylam siRNA specifications (including but not limited to shelf life requirements, formulation, manufacturing, packaging, storage and transportation) agreed upon with Medtronic or as provided in this agreement. No other warranty with respect to the product, express or implied, would be made.

5.	Commercialization risks and insurance. Except as provided in the agreement or the Collaboration Agreement, Medtronic would bear all Commercialization and product liability risk associated with the Licensed Products. Medtronic would secure and maintain product liability insurance, or otherwise self-insure, in a manner sufficient to cover all reasonably foreseeable risks associated therewith. Medtronic would be responsible for all costs related to field actions, including recalls, unless and to the extent the Alnylam siRNA does not comply with its warranty; provided, however, that Alnylam would cooperate in any such recall or field action.

6.	Indemnification. The provisions of Section 9.1 of the Collaboration Agreement would remain in effect. In addition, Alnylam would indemnify Medtronic against product liability and field actions, including recalls, to the extent arising from or necessitated by manufacturing defects in Alnylam siRNA supplied by Alnylam.

7.	Quality, record keeping, regulatory obligations and audit rights. Alnylam, as the Alnylam siRNA manufacturer, and Medtronic, as the Licensed Product Commercializing Party, would comply with their respective quality, record keeping and other regulatory obligations. The parties would cooperate with each other in meeting their respective obligations, including without limitation adverse event and other post-approval reporting obligations for which they are responsible. Medtronic would have final decision making authority with respect to any Alnylam siRNA field action, including without limitation product recalls. Upon the request of the other Party, each Party would provide to the other reasonable evidence of such Party’s compliance with applicable regulatory obligations and required or agreed-upon quality standards (which will include Medtronic’s and Alnylam’s own quality standards, GMPs and ISO standards). In addition, Medtronic would have the right to conduct annual and emergency audits of Alnylam’s or its subcontractor’s manufacturing facilities to ensure compliance with the aforementioned standards. If requested by a Party, the Parties may enter into a separate quality, technical and safety information exchange agreement containing the respective quality, technical, safety and record keeping obligations of the Parties.

8.	Term, expiration and certain terminations. The agreement would continue until the termination of the Royalty Term of the Licensed Product. Either Party could terminate the agreement, after delivery of reasonable notice to cure and the other party’s failure to cure, for material breach of the agreement by the other Party.

Medtronic could terminate the agreement with delivery of a written notice of at least six months if Medtronic chooses to end the Commercialization of all Licensed Products. In any such case, subject to a maximum purchase commitment to be negotiated and reflected in the definitive supply agreement, Medtronic would pay for or purchase from Alnylam [**] provided that Alnylam would use commercially reasonable efforts to minimize such expenses, beginning on the date of receipt of the notice).

Alnylam could terminate the agreement with two year written notice to Medtronic if Alnylam decides to exit from the siRNAs research, development and commercialization business. In such case, Medtronic would have the right to exercise a failure to supply license pursuant to section 9.

9.	Failure to supply license. If (i) Alnylam (either directly or via a subcontractor) is in material breach of the agreement and fails to cure such breach within three months of receipt of written notice specifying such breach, (ii) Alnylam decides to exit from the siRNAs research, development and commercialization business, (iii) Alnylam is otherwise unable to deliver Alnylam siRNA for at least six months due to circumstances beyond its control, including a third party supplier failure to supply Alnylam siRNA components or ingredients, or (iv) Alnylam files for bankruptcy or has an involuntary bankruptcy that is not dismissed within 60 days after being filed, then Medtronic would be entitled to exercise a non-exclusive license, with the right to sublicense, to Medtronic or a Medtronic sublicensee to manufacture the Alnylam siRNA. At Medtronic’s expense, Alnylam would provide all reasonably necessary support to enable Medtronic or its sublicensee to manufacture the Alnylam siRNA. This failure to supply license would be Medtronic’s sole and exclusive remedy under the circumstances described in sections 9(ii), 9(iii) and 9(iv) above.

10.	Further Alnylam siRNA development rights and obligations. If this agreement comes into effect due to an Alnylam opt-out or otherwise at a time when the parties have not agreed upon Alnylam siRNA specifications under the Product Development Program, Medtronic may require Alnylam to [**]. Medtronic would [**]. If, at the end of such period, the parties have not agreed upon the specifications for the Alnylam siRNA, this agreement would terminate without further obligation to Alnylam. Any intellectual property created by Alnylam hereunder during this period would be treated as Program Intellectual Property under the Collaboration Agreement.

11.	Kitting and packaging. At Medtronic’s request, the parties would negotiate for the provision by Alnylam of kitting and packaging services for the Alnylam siRNA, alone or in combination with other components of the Licensed Products, on terms and prices to be negotiated in good faith by the parties. Neither party would have an obligation to request or provide such services, however.

12.	Other terms and conditions. The agreement would contain provisions substantially comparable to Section 9.2 through 9.14 of the Collaboration Agreement and other standard terms and conditions found in supply agreements of this nature, including for example standard representations and confidentiality provisions.

EXHIBIT B
PRESS RELEASE

Contacts:
Cynthia Clayton (Investors) Alnylam Pharmaceuticals, Inc. 617-551-8207	Marybeth Thorsgaard Medtronic Public Relations 763-505-2644

Kathryn Morris (Media) KMorrisPR 845-635-9828	Jeff Warren Medtronic Investor Relations 763-505-2696
Alnylam and Medtronic Advance Collaboration on Drug-Device Combinations with
RNAi Therapeutics for CNS Diseases
- Collaboration Focuses on RNAi Therapeutic Program for Huntington’s Disease -
MINNEAPOLIS and CAMBRIDGE, Mass., — July 30, 2007 — Medtronic, Inc., (NYSE: MDT) and Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, announced today that the companies are advancing their collaboration initiated in February, 2005, following positive pre-clinical data generated under the initial joint technology development phase of the program.
Under the terms of the agreement, Alnylam and Medtronic will focus on developing a drug-device combination for the treatment of Huntington’s disease. The product is expected to consist of an RNAi therapeutic targeting the Huntington’s disease gene that will be delivered by Medtronic’s implantable infusion pump. In addition, the companies may jointly decide to collaborate on the development of similar drug-device combinations using Alnylam’s RNAi therapeutics platform and Medtronic’s implantable infusion pump for the treatment of other neurodegenerative diseases, such as Parkinson’s disease.
The agreement has also been revised as a 50/50 relationship in the United States. Medtronic will commercialize the therapy consisting of the identified RNAi compound and advanced delivery devices. In the United States, Alnylam has the opportunity to invest in clinical development of this therapy through product launch. In Europe, Medtronic is solely responsible for development and commercialization.
“We have been very pleased with the progress made to date by the scientific teams at Alnylam and Medtronic. Pre-clinical data from our Huntington’s disease program provide a strong rationale to advance an RNAi therapeutic program forward for this important disease where there are simply no effective therapies for patients today,” said John Maraganore, President and Chief Executive Officer of Alnylam.
“We have proven expertise in delivering targeted therapies throughout the body, while Alnylam brings leadership in the evolving science of RNAi technology,” said Stephen Oesterle, M.D., Medtronic senior vice president, medicine and technology. “Together, we are well positioned to explore drug-device combinations with a goal of discovering better ways to treat serious neurodegenerative diseases.”
Alnylam has reported on data in its Huntington’s disease program in a number of scientific meetings. Most recently, at the Keystone Symposium “RNAi for Target Validation and as a Therapeutic” in January, 2007, Alnylam collaborators presented in vivo data demonstrating that an siRNA targeting the huntingtin gene inhibited the progression of Huntington’s disease in a mouse model. These results showed both a reduction of neuronal pathology and an improvement in abnormal behavior, where pathological protein aggregates were decreased by about 70 percent and two types of abnormal behavior – clasping and footslips – were ameliorated by approximately 50 percent and 70 percent, respectively. In addition, levels of the huntingtin messenger RNA, which encodes the protein that mediates Huntington’s disease, were reduced by about 70 percent.
About RNA Interference (RNAi)
RNAi is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. It represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today and was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.
About Medtronic
Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its website is www.medtronic.com.
About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of influenza, hypercholesterolemia, and liver cancers, amongst other diseases. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, and Roche. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

Medtronic Forward-Looking Statements
Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 27, 2007. Actual results may differ materially from anticipated results.
Alnylam Forward-Looking Statements
Various statements in this release concerning our future expectations, plans, and prospects, including without limitation statements with respect to development of a novel drug-device combination for the treatment of Huntington’s disease and future payments to Alnylam under the collaboration with Medtronic, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recent report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

EXHIBIT C
PERMITTED DISCLOSURES
•	Filings for regulatory approval in any Major Market

•	Regulatory approvals in any Major Market

•	Completion of clinical studies and top line results thereof

•	Completion of patient enrollments for clinical studies

•	Milestone achievements and/or payments

•	Presence and participation at scientific or financial forums

•	Announcement of data at scientific or financial forums

•	FDA advisory committee meetings

C-1

EXHIBIT D
PRINCIPAL TERMS OF DEVICE SUPPLY AGREEMENT
Capitalized but undefined terms have the meaning given to such term in the Amended and Restated Collaboration Agreement (the “Collaboration Agreement”).
1.	Supply, related licenses and specifications. Medtronic, directly or indirectly, would supply to Alnylam Alnylam’s requirements for the Medtronic Devices component of Licensed Products for the Target Indication that were Developed in a Product Development Program. Alnylam would grant to Medtronic any necessary licenses to make and supply to Alnylam the Medtronic Devices. The Medtronic Devices would meet the specifications agreed upon during such Product Development Program, or otherwise developed under this agreement as set out below. Medtronic may change the specifications of the Medtronic Device only for safety reasons or if such changes would not negatively affect the delivery of the Alnylam siRNA component of the Licensed Product for the Target Indication.

2.	Forecast. Alnylam would provide rolling [**] forecasts to Medtronic on a monthly basis. The first [**] of such forecast would be binding, and the remaining [**] would be binding with changes of plus or minus [**]% of the forecasted quantities permitted.

3.	Pricing and payments. Pricing for the Medtronic Devices would be established on a per-unit Manufacturing Cost-basis for such products, plus a margin of [**]%. Estimated prices would be set annually for the following Medtronic Fiscal Year. After each such year, Medtronic would deliver to Alnylam a report of the Medtronic Device Manufacturing Costs for such year, plus [**]%. Alnylam would receive a credit for amounts overpaid for Medtronic Devices during the previous year or pay Medtronic the amount that it underpaid for Medtronic Devices by appropriately adjusting the per-unit cost otherwise determined for the subsequent year in order to compensate for any such amount subject to final true-up upon termination or expiration.

4.	Warranty and remedies. The Medtronic Devices would carry with it Medtronic’s standard product warranty. In addition, Medtronic would warrant to Alnylam that the Medtronic Devices would meet the Medtronic Device specifications agreed upon with Alnylam or as provided in this agreement. No other warranty with respect to the product, express or implied, would be made.

5.	Commercialization risks and insurance. Except as provided in the agreement or the Collaboration Agreement, Alnylam would bear all Commercialization and product liability risk associated with the Licensed Products. Alnylam would secure and maintain product liability insurance sufficient to cover all reasonably foreseeable risks associated therewith. Alnylam would be responsible for all costs related to field actions, including recalls, unless and to the extent the Medtronic Devices do not comply with their warranty; provided, however, that Medtronic would cooperate in any such recall or field action.

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6.	Indemnification. The provisions of Section 9.1 of the Collaboration Agreement would remain in effect. In addition, Medtronic would indemnify Alnylam against product liability and field actions, including recalls, to the extent arising from or necessitated by manufacturing defects in Medtronic Devices supplied by Medtronic.

7.	Quality, record keeping and regulatory obligations. Medtronic, as the Medtronic Device manufacturer, and Alnylam, as the Licensed Product Commercializing Party, would comply with their respective quality, record keeping and other regulatory obligations. The parties would cooperate with each other in meeting their respective obligations, including without limitation adverse event and other post-approval reporting obligations for which they are responsible. Medtronic would have final decision making authority with respect to any Medtronic Device field action, including without limitation product recalls. Upon the request of the other Party, each Party would provide to the other reasonable evidence of such Party’s compliance with applicable regulatory obligations and required or agreed-upon quality standards (which will include Medtronic’s own quality standards, GMPs and ISO standards). In addition, if requested by a Party, the Parties may enter into a separate quality, technical and safety information exchange agreement containing the respective quality, technical, safety and record keeping obligations of the Parties.

8.	Term, expiration and certain terminations. The agreement would continue until the termination of the Royalty Term of the Licensed Product. Either Party could terminate the agreement, after delivery of reasonable notice to cure and the other party’s failure to cure, for material breach of the agreement by the other Party.

Alnylam could terminate the agreement with delivery of a written notice of at least six months if Alnylam chooses to end the Commercialization of all Licensed Products. In any such case, subject to a maximum purchase commitment to be negotiated and reflected in the definitive supply agreement, Alnylam would pay for or purchase from Medtronic [**] provided that Medtronic would use commercially reasonable efforts to minimize such expenses, beginning on the date of receipt of the notice).

On a country-by-country basis, Medtronic could terminate the agreement if it withdraws the Medtronic Devices from the market for legitimate safety reasons (after consulting with Alnylam on any such matter), if Medtronic is otherwise requested by the FDA or similar foreign regulatory bodies to withdraw the Medtronic Devices, or, with two years written notice to Alnylam, if Medtronic decides to exit the neurological implantable drug pump business. In any such case, Alnylam would have the right to exercise a failure to supply license pursuant to section 9.

9.	Failure to supply license. If (i) Medtronic (either directly or via a subcontractor) is in material breach of the agreement and fails to cure such breach within three months of receipt of written notice specifying such breach, (ii) Medtronic withdraws the Medtronic Devices from the market for any safety reason, is otherwise requested by the FDA or similar foreign regulatory bodies to withdraw the Medtronic Devices, or decides to exit the neurological implantable drug pump business, (iii) Medtronic (either directly or via a

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subcontractor) is otherwise unable to deliver Medtronic Devices for at least six months due to circumstances beyond its control, including a third party supplier failure to supply Medtronic key parts of the Medtronic Devices, or (iv) Medtronic files for bankruptcy or has an involuntary bankruptcy that is not dismissed within 60 days after being filed, then Alnylam would be entitled to exercise a non-exclusive license granted by Medtronic in the supply agreement to have Medtronic Devices manufactured by a mutually agreed-upon third party sublicensee, such agreement not to be unreasonably withheld, delayed or conditioned, that would agree to maintain all proprietary Medtronic Device manufacturing intellectual property and information in strict confidence and not to use any such intellectual property and information for any other purpose. For the avoidance of doubt, Section 9.3 of the Collaboration Agreement shall not limit Medtronic’s obligations under the immediately preceding sentence. At Alnylam’s expense, Medtronic would provide all reasonably necessary support to the sublicensee to enable such sublicensee to manufacture the Medtronic Device. This failure to supply license would be Alnylam’s sole and exclusive remedy under the circumstances described in sections 9(ii), 9(iii) and 9(iv) above.

10.	Further Medtronic Device development rights and obligations. If this agreement comes into effect due to a Medtronic opt-out or otherwise at a time when the parties have not agreed upon Medtronic Device specifications under the Product Development Program, Alnylam may require Medtronic to [**] Development Program pursuant to the Workplan. Alnylam would [**]. If, at the end of such period, the parties have not agreed upon the specifications for a Medtronic Device, this agreement would terminate without further obligation to Medtronic. Any intellectual property created by Medtronic hereunder during this period would be treated as Program Intellectual Property under the Collaboration Agreement.

In addition, on a country-by-country basis, Medtronic may in its discretion and after appropriate notice to Alnylam, replace any Medtronic Device with a new generation device(s) if such replacement product(s) perform at the same or improved levels, for the intended use in the Target Indication, as the original Medtronic Device and have received all necessary Regulatory Approvals. If Medtronic replaces the Medtronic Device with a new generation product(s) after the Product Development Term, such replacement would neither increase nor decrease the Royalty Term of the Licensed Product.

11.	Kitting and packaging. At Alnylam’s request, the parties would negotiate for the provision by Medtronic of kitting and packaging services for the Medtronic Devices, alone or in combination with other components of the Licensed Products, on terms and prices to be negotiated in good faith by the parties. Neither party would have an obligation to request or provide such services, however.

12.	Other terms and conditions. The agreement would contain provisions substantially comparable to Section 9.2 through 9.14 of the Collaboration Agreement, and other standard terms and conditions found in supply agreements of this nature, including for example standard representations and confidentiality provisions.

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